Exhibit 99.1

CURETIS BUSINESS

COMBINED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

For the years ended 31 December

in kEuro	Note	2019	2018

Revenue	4	2,271	1,419
Cost of sales	5	(4,913)	(1,362)
Gross profit / gross loss		(2,642)	57

Distribution costs	5,6	(6,133)	(8,147)
Administrative expenses	5,7	(4,714)	(3,578)
Research & development expenses	5,8	(7,616)	(10,566)
Other income		559	625
Impairment losses IFRS 9	12	(142)	—
Operating loss		(20,688)	(21,609)

Finance income		246	34
Finance costs		(2,333)	(1,201)
Finance result - net	10	(2,087)	(1,167)

Loss before income tax		(22,775)	(22,776)
Income tax expenses	11	(73)	(36)
Loss for the period		(22,848)	(22,812)
Foreign currency translation gain (loss)*		(14)	88
Total comprehensive loss for the period		(22,862)	(22,724)

* Exchange differences on translation of foreign operations, which may be recycled through profit and/or loss in the future.

The accompanying notes are an integral part of these combined financial statements.

F-1

CURETIS BUSINESS

COMBINED STATEMENT OF FINANCIAL POSITION

in kEuro	Notes	31 December 2019	31 December 2018

Current assets		5,219	11,888
Cash and cash equivalents		2,274	4,800
Trade receivables	12	255	323
Other receivables related party		357	453
Inventories	13	1,865	6,052
Prepaid Expenses and Other current assets	14	468	260
Non-current assets		12,311	10,850
Intangible assets	15	7,260	7,425
Property, plant and equipment	16	3,611	3,196
Right of use assets	17	1,073	—
Other non-current assets		208	—
Other non-current financial assets		159	158
Deferred tax assets		—	71
Total assets		17,530	22,738
Current liabilities		28,707	5,773
Trade and other payables		1,086	921
Other liabilities, related party		259	187
Provisions current	19	161	65
Tax liabilities		—	22
Other current liabilities	20	1,972	881
Other current financial liabilities	21	24,793	3,697
Current lease liabilities	26	436	—
Non-current liabilities		693	13,993
Provisions non-current	19	44	44
Other non-current financial liabilities	22	—	13,949
Non-current lease liabilities	26	649	—
Total liabilities		29,400	19,766
Equity		(11,870)	2,972
Subscribed Capital		5,554	5,554
Capital reserve		165,862	157,847
Currency translation differences		(86)	(75)
Accumulated deficit		(183,201)	(160,354)
Total Equity and liabilities		17,530	22,738

The accompanying notes are an integral part of these combined financial statements

F-2

CURETIS BUSINESS

COMBINED STATEMENT OF CASH FLOWS

For the years ended 31 December

in kEuro
	Note	2019	2018
Net loss of the period		(22,848)	(22,812)
Adjustment for:
- Net finance cost	10	2,087	1,167
- Depreciation, amortization and impairments	15,16	1,728	1,257
- Share based payment expense	24	360	366
- Changes in deferred tax assets and liabilities	11	49	7
- Net exchange differences and other non-cash transactions		6	—
- Gain on disposal of fixed assets		3	—

Changes in working capital relating to:
- Inventories	13	4,187	(599)
- Trade receivables and other receivables	12,14	(318)	245
- Trade payables and other payables	19	(1,534)	(422)

Income taxes received (+) / paid (-)		(4)	36
Interest paid (-)		(526)	(406)
Net cash flow used in operating activities		(16,820)	(21,161)
Payments for intangible assets		(43)	(119)
Payments for property, plant and equipment		(1,504)	(670)
Net cash flow used in investing activities		(1,547)	(789)
Proceeds from other non-current financial liabilities		7,236	3,000
Proceeds from current financial liabilities (convertible notes), net of issuance cost		1,355	3,109
Capital increase in cash from shareholder		6,928	15,984
Shareholder contributions		727	1,095
Principle elements of leases paid		(424)	—
Net cash flow provided by financing activities		15,805	23,188

Net decrease / increase in cash and cash equivalents		(2,517)	1,238
Net cash and cash equivalents at the beginning of the year		4,800	3,468
Effects of exchange rate changes on cash and cash equivalents		(9)	94
Net Cash and cash equivalents at the end of the period		2,274	4,800

The accompanying notes are an integral part of these combined financial statements.

F-3

CURETIS BUSINESS

COMBINED STATEMENT OF CHANGES IN EQUITY

For the years ended 31 December

			Currency
	Subscribed	Capital	translation	Accumulated	TOTAL
in kEuro	capital	reserve	difference	deficit	equity
Balance at 1 January 2018	5,554	140,402	(160)	(137,542)	8,254
Loss for the period				(22,812)	(22,812)
Other comprehensive income			85		85
Total comprehensive loss	0	0	85	(22,812)	(22,727)
Transactions with owners in their capacity as owners
Capital increase		15,984			15,984
Shareholder contributions		1,095			1,095
Share-based payments		366			366
Balance as of 31 December 2018	5,554	157,847	(75)	(160,354)	2,972

			Currency
	Share	Capital	translation	Retained	TOTAL
in kEuro	capital	reserve	difference	earnings	equity
Balance at 1 January 2019	5,554	157,847	(75)	(160,354)	2,972
Loss for the period				(22,848)	(22,848)
Other comprehensive loss			(11)		(11)
Total comprehensive loss	0	0	(11)	(22,848)	(22,859)
Transactions with owners in their capacity as owners
Capital increase		6,928			6,928
Shareholder contributions		727			727
Share-based payments		360			360
Balance as of 31 December 2019	5,554	165,862	(86)	(183,201)	(11,870)

The accompanying notes are an integral part of these combined financial statements.

F-4

CURETIS BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION ABOUT THE COMPANY

These combined financial statements comprise the Curetis business of Curetis N.V. (collectively referred to as “the Group”, “Curetis” or the “Company”). Refer to note 2.1 for further information. The Group´s headquarters is located at Max-Eyth-Str, 42, 71088 Holzgerlingen, Germany. The Group is an early commercial-stage molecular diagnostics (MDx) company focused on rapid infectious disease testing for hospitalized patients with the aim to improve the treatment of hospitalized, critically ill patients with suspected microbial infections. The Curetis business is primarily operated by Curetis GmbH and its wholly owned subsidiaries.

The first Group entity, Curetis AG, was created in Germany in 2007 and was primarily funded through equity investments from venture capital and private equity investors. In 2015, in connection with an initial public offering (“IPO”), Curetis N.V. was created as a parent entity to Curetis AG and in that same year the stock of Curetis N.V. was sold in an IPO on the Euronext market. In 2016 Curetis AG was changed to Curetis GmbH. Since 2015, Curetis has been financed through contributions from Curetis N.V. from proceeds of the initial offerings, secondary offerings, various other financing agreements Curetis N.V. has entered into, including Convertible Notes (see notes 23 and 24), the EIB financing (see note 24) and government grants.

At 15 June 2020 the Managing Directors of Curetis GmbH authorized the combined financial statements for issue.

1.1. General Information about the business and the commercial development of the Company

The Group has developed the innovative Unyvero molecular diagnostic solution for comprehensive infectious disease testing. Curetis’ proprietary application portfolio for its Unyvero system currently consists of several CE-marked applications:

•	The Unyvero HPN (Hospitalized Pneumonia) cartridge for the detection of pathogens and antibiotic resistances to aid diagnosing pneumonia.
•	The Unyvero ITI (Implant and tissue infections) cartridge for the detection of pathogens and antibiotic resistance markers in diagnosis of prosthetic joint infections, surgical site infections, infections associated with implants, infections of the deep skin and soft tissue, burn wounds as well as diabetic foot, cellulitis and others.
•	The Unyvero BCU (Blood culture) cartridge for the detection of pathogens (bacteria and fungi) and antibiotic resistance markers in bloodstream infections.
•	The Unyvero IAI (Intra-abdominal infections) cartridge for the detection targeted microorganisms and antibiotic resistance markers.
•	The Unyvero UTI (Urinary tract infections) cartridge for the detection of severe cases of urinary tract infections, microorganisms and antibiotic resistance markers.

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In addition to the existing Unyvero A50 multiplex platform, Curetis has expanded its product portfolio with the development of a low- and midplex analyzer, the new Unyvero A30 RQ for Unyvero integration or as a standalone operation.

Furthermore, in Q4-2016 Curetis acquired the GEAR database from Siemens, which is a comprehensive database on genetics of antibiotic resistance, in 2017, Curetis established Ares Genetics GmbH, a wholly-owned subsidiary of Curetis GmbH in Vienna, Austria, Ares Genetics is dedicated to maximize the R&D and related scientific and business opportunities of the Aresdb (formerly known as GEAR) assets for the entire Group.

During 2019 Curetis completed the execution of the previously announced reorganization of its corporate structure. The planned measures included the closure and liquidation of the following subsidiaries of Curetis GmbH:

•	Curetis UK Ltd., London, UK (dissolved 17.12.2019)
•	Curetis Schweiz GmbH, Zug, Switzerland (dissolved 11.11.2019)
•	Curetis BeNeLux B.V., Amsterdam, the Netherlands (dissolved 25.06.2019)
•	Curetis France S.A.R.L., Strasbourg, France (dissolved 24.03.2019)

It also included the reduction in force across all functions at Curetis GmbH as well as Curetis USA Inc.

2.	BASIS OF PREPARATION – COMBINED FINANCIAL STATEMENTS

2.1. Basis of presentation

The accompanying combined financial statements of Curetis have been prepared for filing with the United States Securities and Exchange Commission (SEC) in connection with the proposed acquisition of all of the outstanding shares of Curetis GmbH by OpGen Inc. (“OpGen”), pursuant to an agreement to combine the two companies’ businesses. Following the agreement, OpGen will acquire (and on 1 April 2020 did acquire) 100% of Curetis GmbH’s assets and liabilities through the acquisition of all outstanding shares of Curetis GmbH, including the Curetis name as well as the outstanding indebtedness of Curetis N.V. under certain convertible notes, including providing that the conversion rights of the notes may be changed from a right to convert into shares of Curetis N.V into a right to convert to shares of OpGen. In addition, OpGen has also agreed to acquire all of the assets of Curetis N.V. that are solely and exclusively related to the business of Curetis GmbH and assume (1) the Curetis N.V. 2016 Stock Option Plan, as amended, and the outstanding awards thereunder, or the 2016 Stock Option Plan, (2) the obligation to issue equity to the holders of unconverted notes under the Yorkville facility and (3) all of the liabilities of Curetis N.V. solely and exclusively related to the business being acquired.

The business combination is subject to a number of conditions including (i) the satisfaction of customary conditions to closing for a transaction of this type, including the absence of a material adverse event for either party, (ii) for each OpGen and Curetis, appropriate approvals by their respective shareholders, (iii) for Curetis, consents from certain debt financing providers, (iv) OpGen’s Form S-4 having been declared effective by the U.S. Securities and Exchange Commission, (v) the new shares of OpGen’s common stock to be issued (or reserved for issuance) in connection with the transaction having been approved for listing on Nasdaq, and (vi) OpGen having secured additional funding prior to Closing.

F-6

The Curetis business of Curetis N.V. is primarily operated by Curetis GmbH and its wholly owned subsidiaries. However, certain costs related to the Curetis business, primarily related to the compensation of certain members of senior management and its supervisory board, have historically been incurred by Curetis N.V. but have not been recharged by Curetis N.V. to Curetis GmbH or its subsidiaries. SEC Staff Accounting Bulletin (SAB) Topic 1.B. (“SAB 1.B”) Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lessor Business Components of Another Entities states that the historical income statements of a registrant should reflect all of its costs of doing business and therefore in specific situations requires a subsidiary to reflect certain expenses incurred by the parent on its behalf. In addition, the combined financial statements include the convertible notes issued by Curetis N.V. as well as related expenses. The proceeds of the issuance of the convertible notes were historically contributed to the Curetis GmbH via cash contributions to capital reserves. Accordingly, the combined financials of Curetis have been prepared to combine the consolidated financial information of Curetis GmbH together with certain costs incurred by Curetis N.V. on behalf of Curetis GmbH. As a result, the audited combined financial statements of Curetis do not currently constitute a separate group of legal entities.

The combined financial statements and notes have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

During the years ended 31 December 2018 and 2019, the costs incurred by Curetis N.V. that have been allocated to the Company for the purposes of preparing the combined financial statements are based on a specific identification basis where possible. Management believes that the assumptions used in determining these allocations are reasonable. However, the financial statements may not necessarily reflect the Company’s financial position, results of operations, or cash flows in the future, or what its financial position, results of operations, or cash flows would have been if it had been a stand-alone entity during the periods presented.

IFRS does not provide principles for the preparation of combined financial statements for carve-out financial statements, and accordingly in preparing the combined financial statements certain accounting and allocation conventions commonly used in practice for the preparation of carve-out financial statements were applied. The assets and liabilities included in the combined statement of financial position were measured at the carrying amounts recorded in the Curetis N.V. consolidated financial statements.

The combined financial statements have been prepared on the historical cost basis, except for certain assets and liabilities as separately stated in Note 3 “Summary of significant accounting policies”. The combined statement of operations and other comprehensive loss has been prepared in accordance with the function of expense method. The financial statements have been prepared on a going concern basis (see also Note 2.4 below). These combined financial statements are presented in Euro - where appropriate - have been rounded to the nearest thousand (abbreviated kEUR). All intercompany accounts and transactions have been eliminated in the combination. The financial year corresponds to the calendar year.

F-7

2.2. Scope of combination

Curetis GmbH is domiciled in Germany.

Details of the Group´s subsidiaries at the end of the reporting period are as follows:

Name	Registration No,	Country	Participation	Main activity
Curetis USA Inc.	EIN 81-3113346	USA	100.00%	Sale of molecular diagnostic products
Ares Genetics GmbH	468899h	Austria	100.00%	Maximize R&D and related scientific opportunities with Aresdb Bio-IT platform (previously GEAR)

2.3. Critical accounting judgements and key sources of estimation uncertainty

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, income and expenses during the reporting periods. Significant estimates and assumptions reflected in these combined financial statements include, but are not limited to, the useful life of intangible assets, provisions, and inventory valuation. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Preparing these carve-out combined financial statements required management to make judgement within the identification of certain costs incurred by Curetis N.V. on behalf of Curetis GmbH and reflected back to the combined financial statements of Curetis GmbH.

2.4. Going concern

Since inception, the Company’s activities have consisted primarily of performing research and development to advance its technologies and more recently, establishing sales and distribution networks to commercialize its technology. Through 31 December 2019, the Company has not yet established a stable ongoing source of revenues sufficient to cover its operating costs and has funded its operations through proceeds from equity investments, collaboration and licensing agreements, grants and borrowings under various agreements with funding agencies, and contributions from Curetis N.V., the ultimate holding company of Curetis GmbH as of 31 December 2018 and 2019, from the sale of Curetis N.V. stock in an Initial Public Offering, secondary offerings and various other financing agreements such as the Interim Financing Facility with OpGen Inc.. Since inception, the Company has incurred recurring losses (with the exception of 2015 due to an extraordinary gain), including net losses of EUR 22.9 million and EUR 22.8 million for the years ended 31 December 2019 and 2018, respectively. As of 31 December 2019, the Company had an accumulated deficit of EUR 183.2 million, and EUR 2.3 million in cash and cash equivalents.

F-8

The Company expects to continue to generate operating losses in the foreseeable future, and the existing current assets, including cash, are not sufficient to finance Curetis’ operating activities for at least 12 months after the signing date of these financial statements.

On 1 April 2020 OpGen Inc. acquired 100% of Curetis GmbH’s assets and liabilities through the acquisition of all outstanding shares of Curetis GmbH; therefore, the Company is now dependent on its new parent company, OpGen Inc., for financing. Further, OpGen Inc. is reliant on its shareholders and other external financing to remain funded. OpGen has disclosed it is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings and other funding transactions, and licensing and/or partnering arrangements and business combination transactions. There can be no assurance OpGen will be able to complete any such transaction on acceptable terms or otherwise. OpGen has disclosed that they believe that their current cash will be sufficient to fund operations into the fourth quarter of 2020. This has led OpGen to conclude that substantial doubt about their, and therefore the Company’s, ability to continue as a going concern exists. Opgen has disclosed that if it is unable to successfully raise additional capital during or before the end of the fourth quarter of 2020, they will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in such circumstances Opgen would be compelled to immediately and significantly reduce general and administrative expenses, delay research and development projects, including the purchase of scientific equipment and supplies, until it is able to obtain sufficient financing. If such sufficient financing is not received on a timely basis, a plan to license or sell its assets, seek to be acquired by another entity, cease operations and/or seek bankruptcy protection would be pursued. Based on these factors, substantial doubt regarding the Group’s ability to continue as a going concern exists as of 15 June 2020, the issuance date of these combined financial statements.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The combined financial statements do not reflect any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

F-9

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies set out below have been applied consistently to all periods presented in these combined financial statements, unless otherwise stated.

3.1. New standards and interpretations applied for the first time

The International Accounting Standards Board (IASB) continues to issue new standards, interpretations and amendments to existing standards. Curetis applies these new standards as required. Curetis has not opted for early adoption for any of these standards. New standards, amendments to standards and new or amended interpretations are effective for annual periods beginning on or after 1 January 2019 and have been applied as required in preparing these financial statements.

Standard/Interpretation	Content	Application mandatory from
Amendment to IFRS 9	Prepayment Features with Negative Compensation	1 January 2019
IFRS 16	Accounting of Leasing-transactions	1 January 2019
IFRIC 23	Uncertainty over Income Tax Treatments	1 January 2019
Amendments to IFRS 3, 11, IAS 12, IAS 23	Amended by Annual Improvements to IFRS Standards 2015–2017 Cycle.	1 January 2019
Amendments to IAS 19	Plan Amendment, Curtailment or Settlement	1 January 2019

First time adoption of IFRS 16 – Leases

Adopted as of current period

In January 2016, the IASB published the financial reporting standard IFRS 16 Leases which replaces IAS 17 Leases as well as the associated interpretations. The new standard became effective on 1 January 2019 and sets out the principles for the recognition, measurement, presentation and disclosure of leases. Under the new lease standard, assets leased by the Company are being recognized as a right-of-use asset in the statements of financial position with a corresponding lease liability.

Lessor accounting under IFRS 16 is substantially unchanged from IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. The Group’s activities as a lessor are not material; therefore, IFRS 16 did not have an impact for leases where the Company is the lessor.

The Company adopted IFRS 16 using the simplified transition approach and did not restate comparative amounts for the year prior to first adoption.

F-10

The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening balance sheet on 1 January 2019.

Previously, the Company determined at contract inception whether an arrangement was or contained a lease under IFRIC 4 “Determining Whether an Arrangement contains a Lease”. Leases entered into before the date of initial application were not reassessed as to whether a contract is, or contains, a lease at the date of first-time application, but the assessment previously made under IFRIC 4 was retained.

Transition and impact assessment on IFRS 16

The effect of the adoption of IFRS 16 to the statements of financial position as of 1 January 2019 is as follows:

In kEUR
Assets
Right-of-Use assets	1,494
Liabilities
Lease liabilities	1,494

The adoption of IFRS 16 had no impact on the Company’s sales. Lease expense has been replaced by depreciation and interest expense, which had an immaterial impact to the statement of operations for the year ended 31 December 2019.

In addition, the cash flow from operating activities for the twelve months ended 31 December 2019 was positively impacted by approximately kEUR 424 as, under the new standard, cash payments for the principal portion of the lease liabilities are classified in the cash flow from financing activities rather than in the cash flow from operating activities.

The Company foresees no impact of the adoption of IFRS 16 on compliance with debt covenants.

Leases previously accounted for as operating leases

The Company recognized right-of-use assets and lease liabilities for those leases previously classified as operating leases, with the exception of short-term leases and leases of low-value assets. The right-of-use assets and lease liabilities were recognized based on the present value of the remaining lease payments and discounted using the incremental borrowing rate at the date of initial application. The company applied a discount rate of 1.9% for property and discount rate of 3.9% for all other asset classes. For these two lease categories, the company applied the practical expedient to apply a single discount rate for a portfolio of leases with similar characteristics.

F-11

The lease liabilities as of 1 January 2019 reconciles to the operating lease commitments as of 31 December 2018 as follows (the amounts in the table below include lease commitments for leases with extension options determined probable to exercise upon adoption):

In kEUR
Operating lease commitments as of 31 December 2018	1,301
Impact of present value discount	(107)
Short term leases excluded	(94)
Impact of lease extension entered into in 2019	394
IFRS16 opening balance impact on lease liabilities as of 1 January 2019	1,494

Of which are:

Current lease liabilities	485
Non current lease liabilities	1,009
IFRS16 opening balance impact on lease liabilities as of 1 January 2019	1,494

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date, less any lease incentives received. Unless the Company is reasonably certain ownership of the leased asset will be obtained at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment assessment. Right-of-use assets are tested if events or circumstances indicate that they might be impaired, either individually or at cash-generating unit level. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. Impairments are reversed if and to the extent that the reasons for impairment no longer exist. The recoverable amount is defined as the higher of an asset’s fair value less cost to sell and its value in use.

Asset class	Estimated useful life
Real Estate	1-10 years
Other	1-5 years

F-12

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include, in-substance, fixed payments less any lease incentives, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments may also include an exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the company exercising the termination option.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a contract modification, change in the lease term, change in the in-substance fixed lease payments, or a change in the assessment to purchase the underlying asset. Lease payments are allocated between principal and finance costs. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the lease liability for each period. Contracts may contain both lease and non-lease components. The Group allocates the consideration in the contract to the lease and non-lease components based on their relative standalone prices.

Leasing arrangements

The group leases various cars, buildings and IT equipment. Rental contracts are typically made for fixed periods of three to five years but may have extension options as described below. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

Extension and termination options are included in a number of property and equipment leases across the group. These terms are used to maximize operational flexibility in terms of managing contracts. All significant leases have extension and termination options which are exercisable only by the group and not by the respective lessor. No variable lease payments nor voluntary prepayments were made in 2019.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

F-13

The following table shows the maturity analysis of lease liabilities as of 31 December 2019.

Contractual Maturities of Financial Liabilities	Up to One Year	Between One and Five Years	More than Five Years	Total Contractual Cash Flows	Carrying Amount Liabilities
Lease Liabilities	457	670	0	1,127	1,085

The other new standards and amendments to standards noted in the table above had no effect on the combined financial statements of the Group as of 31 December 2018 and 2019.

3.2. Standards, interpretations, and amendments issued, but not yet applied

The following new standards and interpretations and amendments to existing standards that will become effective after 1 January 2020.

Standard/Interpretation	Content	Application mandatory from
Amendment to IFRS 3	Clarifying the definition of businesses	1 January 2020
Amendments to IAS 1 and IAS 8	Clarifying the definition of “material”	1 January 2020
Amendments to IAS 39, IFRS 9 and IFRS 7	Interest Rate Benchmark Reform	1 January 2020
IFRS 17 (replaces IFRS 4)	Insurance Contract	1 January 2020
Amendment to IAS 1	Classification of liabilities as current or non-current	1 January 2020

Revision of the framework and changes to cross-references to the framework in various IFRS

On 29 March 2018, the IASB published a revised version of the framework. It includes revised definitions of assets and liabilities and new guidance on measurement and derecognition, presentation and disclosures. However, the new framework does not constitute a fundamental revision. Rather, it extends the scope of regulation to those areas which were previously unregulated or which showed discernible deficits. In addition, the IASB has updated various cross-references to the framework in individual IFRSs.

The updates of the cross-references in the individual standards are to be applied from January 1, 2020. Earlier application is permitted. There will be no effects on the consolidated financial statements.

The Group has assessed the accounting standards effective after 1 January 2020 and determined that none are likely to have a material impact on the combined financial statements.

F-14

3.3. Segment Reporting

In accordance with IFRS 8, Curetis is a single-segment entity. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s primary focus is on research and development activities as well as developing sales and distribution channels and relationships to further the commercialization of its offerings. The Management Board is the chief operating decision maker, and regularly reviews the combined operating results to make decisions about the allocation of the Company’s resources.

3.4. Current and non-current distinction

Curetis presents current and non-current assets and current and non-current liabilities as separate classifications in the statement of financial position. Curetis classifies all amounts expected to be recovered or settled within twelve months after the reporting period as ´current´ and all other amounts as ´non-current´.

3.5. Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The combined financial statements are presented in Euro which is functional and presentation currency of Curetis GmbH.

Transactions in foreign currencies are translated into Euros at the exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into Euros at the exchange rate at the reporting date. Curetis converted amounts from each corresponding currency to the functional currency with the exchange rates indicated in the table below.

1 EUR =	31 December 2019	31 December 2018
USD	1.1234	1.1450
CHF	1.0854	1.1269
GBP	0.8508	0.8945

Foreign currency transactions are translated into the functional currency using the spot exchange rate at the transaction date. Foreign currency monetary items are translated into the functional currency using the exchange rate as of the end of the reporting period. Non-monetary items measured at historical cost in foreign currencies are translated into the functional currency using the exchange rates at the transaction date. Non-monetary items measured at fair value that are denominated in foreign currencies are translated into the functional currency using the exchange rates at the date when the fair value is measured. Exchange differences arising from the translation or settlement are recognized in profit or loss, except for those recognized in other comprehensive loss.

F-15

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are recognized in other comprehensive income or loss. When a foreign operation is sold or any borrowings forming part of the net investment are repaid, the associated exchange differences are reclassified to profit or loss, as part of the gain or loss on sale.

3.6. Cash flow statement

The combined statement of cash flows has been prepared using the indirect method. The balance of cash and cash equivalents as at the date of the financial statements disclosed in the cash flow statement is comprised of cash and cash equivalents. Cash comprises cash on hand and demand deposits. Cash equivalents are short-term bank deposits and are not subject to any significant risk of changes in value. Interest paid is included within the net cash flows from operating activities whereas interest received is included within the net cash flows from investing activities.

	Other financial liabilities	Lease Liabilities	Cash	Total
in kEUR
Balance as of 1 January 2018	10,816	—	3,468	7,348
Increase	6,109	—	—	6,109
Decrease	—	—	1,238	(1,238)
exchange rate differences	—	—	94	(94)
Interest	406	—	—	406
Other non cash transactions	315	—	—	315
Balance as of 31 December 2018	17,646	—	4,800	12,846

	Other financial liabilities	Lease Liabilities	Cash	Total
in kEUR
Balance as of 1 January 2019	17,646	1,494	4,800	14,340
Increase	8,618	—	—	8,606
Decrease	—	(424)	(2,517)	2,093
exchange rate differences	(36)	—	(9)	(27)
Interest	1,496	—	—	1,496
Conversion Convertible Bond	(3,696)	—	—	(3,696)
Other non cash transactions	765	—	—	777
Lease transaction	—	15	—	15
Balance as of 31 December 2019	24,793	1,085	2,274	23,604

F-16

3.7. Revenue recognition

Under IFRS 15, revenue is recognized when a customer obtains control of the goods or services, Determining the timing of the transfer of control – at a point in time or over time – requires judgement.

The Group’s revenue consists of the sales of Unyvero Application cartridges and Unyvero Systems and service revenue.

The sale of Unyvero Application cartridges and the sale of Unyvero Systems represent separate performance obligations. Where the contracts include multiple performance obligations, the transaction price will be allocated to each performance obligation based on the stand-alone selling prices. Curetis recognizes revenues at a point in time when the control is transferred to the customer. The control of the product transfers upon shipment to the customer or when the product is made available to the customer, provided that the Group did not retain any significant risks of ownerships or future obligations with respect to the product shipped.

Furthermore, the Group offers Bio-IT related services via its subsidiary Ares Genetics GmbH. The Group recognizes revenues for such project related services over the period of time in which the services are being provided, in accordance with IFRS 15. The Group applied the input or output method depending on the underlying contractual conditions, separate for the respective performance obligation identified. Access to the ARES database is the main output utilized by the Group. The main input method utilized by the Group is the research labor hours. In the case of fixed-price contracts, the customer pays the fixed amount based on a payment schedule. If the services rendered by the Group exceed the payment, a contract asset is recognized. If the payments exceed the services rendered, a contract liability is recognized. As opposed to the right to use IP, a license may provide access to the Company’s IP as it exists throughout the license period (right to access IP), such license being a performance obligation satisfied over time which results in revenue recognized over time accordingly, provided that all criteria in IFRS 15 are met.

Service revenues also includes license fees. A license may be provide the customer (licensee) the right to use the Company’s (licensor) intellectual property as it exists at the point in time the license is granted. For such license, revenue is recognized at a point in time when controls transfer to the licensee (i.e. the licensee is able to use and benefit from the license) and the license period begins.

Revenue is measured based on the consideration expected to be received. The Group also evaluated existing contracts with customers and has determined it currently does not have any contracts or agreements with an enforceable right with regard to minimum purchase obligations.

F-17

Payment is generally due at the time of delivery or in line with customary payment terms. Deferred payment terms may be agreed in rare circumstances, however; the deferral never exceeds twelve months. There are no significant financing component.

When contract assets and contract liabilities are recognized, the contract assets are subject to IFRS 9 impairment.

3.8. Cost of Sales

Cost of sales includes the costs for products and services sold in terms of manufacturing, obsolescence write-downs of inventories, as well as delivery costs for the products or services. Manufacturing costs for products manufactured in-house as well as services rendered include the directly allocable individual material and production costs, the allocable parts of the overhead costs for production including depreciation of production equipment and changes in semi-finished and finished inventories.

3.9. Research and development expenses

Research expenses are defined as costs incurred for investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development expenses are defined as costs incurred for the application of research findings or other knowledge to a plan or design for the production of new or substantially improved materials, devices, products, processes, systems or services before the start of commercial production or use.

Research and development costs have historically been and will continue to be expensed as incurred unless the recognition criteria outlined in IAS 38 are met. The criteria for the recognition of development costs are closely defined: an intangible asset must be recognized if, and only if, there is reasonable certainty that the future economic benefits that are attributable to the asset will flow to the entity; and the cost of the asset can be measured reliably. Since Curetis’ development projects are often subject to product development risks, clinical trial risks, regulatory approval procedures and other uncertainties, the conditions for the recognition of costs incurred before receipt of approvals are not satisfied in the ordinary course of business of Curetis.

3.10. Leases

In January 2016, the IASB published the financial reporting standard IFRS 16 Leases which replaces IAS 17 Leases as well as the associated interpretations. The company elected to adopt the practical expedient related to leases of all asset classes with a lease term of less than 12 months or for which the underlying asset is of low value and leases with a remaining lease term of less than 12 months at the transition date. In these cases, no right-of-use asset and lease liability is recognized. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

F-18

The Group now assesses whether a contract is or contains a lease based on the new definition of a lease. Under IFRS 16, a contract is, or contains, a lease if the contract conveys a right to control the use of an identified asset for a period in exchange for consideration.

Lease terms are negotiated on an individual basis and contain a range of different terms and conditions. Lease contracts are typically negotiated for fixed periods, but may include extension options. These terms offer the Group the greatest possible operational flexibility. For determining the lease terms all facts and circumstances are included which offer an economic incentive to exercise extension options. Extension options are only included in the lease term if the lease is reasonably certain to be extended.

For more details on the adoption of IFRS 16, see note 3.1.

3.11. Finance income and finance costs

Finance income and finance costs are recognized in the income statement in the period as they occur. For non-current loans expenses are recognized using the effective interest method.

3.12. Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place, either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

- Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.

- Level 2 - Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

- Level 3 - Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

F-19

3.13. Inventories

Inventories are valued at the lower of cost or net realizable value. The cost of merchandise as well as raw, auxiliary and operating materials is determined by using the specific identification of their individual cost method. The cost of semi-finished and finished goods is determined using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

If the net realizable value of a finished good is lower than its cost, inventories are written down to their net realizable value and the related expenses are recognized in Cost of sales.

3.14. Intangible assets

Licenses and patents

Separately acquired intangible assets are initially measured at cost. Intangible assets not yet available for use are tested for impairment at least annually or more frequently if a potential triggering event is identified. Upon being placed into service, intangible assets are carried at cost less accumulated amortization and impairment losses.

Intangible assets are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired, either individually or at cash-generating unit level. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. Impairments are reversed if and to the extent that the reasons for impairment no longer exist. The recoverable amount is defined as the higher of an asset’s fair value less cost to sell and its value in use.

Licenses for biomarkers are amortized according to the terms of validity of the patent (up to 17.8 years) and amortized according to the straight-line method.

3.15. Property, plant and equipment

Property, plant and equipment are valued at cost less depreciation and impairment losses, if any. Cost includes direct costs (e.g. materials, direct labor and work contracted out) and directly attributable overhead costs. Maintenance and repair costs (day-to-day servicing) are expensed as incurred.

F-20

Asset retirement obligations are recognized at the cost of tangible fixed assets and expensed over the asset’s estimated useful life. The estimated useful lives of the principal property, plant and equipment categories are as follows:

Asset class	Depreciation term
Buildings	Max. 10 years
Machines and technical equipment	3-13 years
Office equipment	2-14 years
Unyvero-Platforms	3-5 years

Office equipment and Unyvero-Platforms, used for internal demands, are combined into Other tangible assets (refer to note 16).

Property, plant and equipment are depreciated using the straight-line method, based on estimated useful life, taking into account their respective residual value. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the assets concerned may not be recoverable. An impairment loss is recognized for the amount by which the asset’s book value exceeds its recoverable amount. The recoverable amount is defined as the higher of an asset’s fair value less cost to sell and its value in use. Impairments are reversed if and to the extent that the reasons for impairment no longer exist.

The assets’ residual values and useful lives are reviewed at least annually and adjusted if appropriate.

3.16. Financial instruments

Financial instruments are contracts that give rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

The classification of financial instruments depends on how to characterize a financial instrument into equity instruments, debt instruments or derivatives.

A financial instrument is an equity instrument only if (a) the instrument includes no contractual obligation to deliver cash or another financial asset to another entity and (b) if the instrument will or may be settled in the issuer ́s own equity instruments. It is either:

•	A non-derivative that includes no contractual obligation for the issuer to deliver a variable number of its own equity instrument; or
•	A derivative that will be settled only by the issuer exchanging a fixed amount of cash or another financial asset for a fixed number of its own equity instruments.

A financial instrument is a debt instruments are contractual rights and obligations with defined terms for amount and timing to pay.

F-21

A derivative financial instrument is any contract with all three of the following:

(a) its value changes in response to the change in a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, credit rating or credit index, or other variable, provided in the case of a non-financial variable that the variable is not specific to a party to the contract (sometimes called the ‘underlying’).

(b) it requires no initial net investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.

(c) it is settled at a future date.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, i.e. the date that the Group commits to purchase or sell the asset.

Financial Assets

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset, Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss. On initial recognition, trade receivables without a significant financing component are measured at their transaction price.

Subsequent measurement of debt instruments depends on the Group´s business model for managing the asset and the cash flow characteristics of the asset. The Group classifies its debt instruments into one of the following measurement categories.

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on the de-recognition is recorded directly in profit or loss and presented in finance income / (cost). Impairment losses are presented as separate line item in the statement of operations and other comprehensive loss.

Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets´ cash flows represent solely payments of principal and interest, are measured at fair value through other comprehensive income. Movements in the carrying amount are taken through other comprehensive income, except for the recognition of impairment gains or losses, interest revenue and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in other comprehensive income is reclassified from equity to profit or loss and presented in finance income / (cost). Interest income from the financial assets are presented in other income / (cost) and impairments are presented as separate line item in the statement of operations and other comprehensive loss.

F-22

Assets that do not meet the criteria for amortized cost or at fair value through other comprehensive income or loss or for which the fair value option in accordance with IFRS 9 is exercised, are measured at fair value through profit or loss. A gain or loss on a debt investment that is subsequently measured at fair value through profit or loss is recognized in profit or loss and presented net within finance income (cost) in the period in which it arises. Curetis does not use the fair value option.

Curetis has elected to measure all equity instruments at fair value through profit or loss. In the current reporting period, the Group did not hold any equity instruments.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the group has transferred substantially all the risks and rewards of ownership.

Financial Liabilities

At initial recognition, the Group measures a financial liability at its fair value less, in the case of financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial liability. Transaction costs of financial liabilities carried at fair value through profit or loss are expensed in profit or loss.

Financial liabilities are generally classified at amortized cost. There are some exceptions, for example, financial liabilities at fair value through profit or loss including derivatives not designated as hedging instruments.

Financial liabilities need to be analyzed to determine whether they contain any embedded derivatives. If the embedded derivative is not closely related to the host contract, such derivatives must be separated and be accounted for separately at Fair Value Through Profit and Loss (“FVTPL”).

Financial liabilities (or a part of a financial liability) are derecognized from the statement of financial position when, and only when, it is extinguished, i.e. when the obligation specified in the contract is discharged or cancelled or expires.

F-23

Impairment

From 1 January 2018, the Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and at fair value through other comprehensive income or loss. The impairment methodology applied depends on whether there has been a significant increase in credit risk. If, at the reporting date, the credit risk on a financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for the financial instrument at an amount equal to twelve-month expected losses. In case the credit risk on a financial instrument has increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to the lifetime expected credit losses. To assess whether there is a significant increase in credit risk Curetis compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition. It considers available reasonable and supportive forward-looking information. Especially the following indicators are incorporated:

•	external credit rating (as far as available)
•	actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the borrower’s ability to meet its obligations
•	significant increases in credit risk on other financial instruments of the same borrower
•	significant changes in the expected performance and behavior of the borrower, including changes in the payment status of borrowers in the group and changes in the operating results of the borrower.

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making a contractual payment.

Deposits with banks and financial institutions are considered to have low credit risk as of the reporting date as the relevant counterparties have investment grade ratings. However, in case of an objective evidence of an impairment, Curetis analyses the respective financial asset on an individual basis and recognizes an impairment in an amount of the lifetime expected credit losses. Impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset that can be reliably estimated. Evidence of impairment may include indication that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults. Regardless of the analysis before, a default on a financial asset is presumed to occur when the counterparty fails to make contractual payments within 90 days of when they fall due.

F-24

For trade receivables, Curetis applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables. To measure the expected credit losses, all trade receivables have been grouped together as they share the same credit risk characteristics. A historic corporate default rate specific to the healthcare industry adjusted for forward-looking macroeconomic factors and an appropriate recovery rate were applied to calculate the expected credit losses. During the reporting period, there were no significant changes with regard to the calculation approach or applied assumptions.

Trade receivables are written off when there is no reasonable expectation of recovery. One indicator that there is no reasonable expectation of recovery include, amongst others, when internal or external information indicate that the Group is unlikely to receive the outstanding contractual amount in full. Another indicator that there is no reasonable expectation of recovery is a durable failure of the counterparty to meet its contractual obligations.

Offsetting financial assets and financial liabilities

Curetis currently has not recognized any financial instruments that are offset. The Group did not enter into any enforceable netting arrangements or other derivative instruments or offsetting arrangements that meet the offsetting criteria in IAS 32.

Cash and Cash equivalents

Cash and cash equivalents comprise cash on hand, deposits held at call with banks, and other short-term highly liquid investments with original maturities of three months or less.

Trade receivables

Trade receivables are amounts due from customers for merchandise sold or services performed in the ordinary course of business. A specific valuation adjustment is established, when there is objective evidence that Curetis will not be able to collect all amounts due, according to the original terms of the receivables. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of financial year which remain are unpaid as of period end. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

F-25

3.17. Provisions for other liabilities and charges

Provisions are recognized when Curetis has a present legal or factual obligation as a result of past events; and it is more likely than not that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Where the effect of the time value of money is material, provisions are discounted using a current pre-tax rate. If discounting is used, the increase in the provision over time is recognized as interest expense. Gains from the reversal of other current liabilities that arose originally in previous years are recognized as other operating income.

3.18. Current and deferred tax income

The tax expense for the period comprises current and deferred tax. Tax is recognized in the statement of operations and other comprehensive income or loss.

The current income tax charge is calculated on the basis of the tax law enacted or substantively enacted at the balance sheet date where the Company operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements, as well as for tax loss carryforward. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. In addition, deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit nor loss. Deferred income tax is determined applying tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred tax assets are only considered in the financial statements to offset deferred tax liabilities. The Company does recognize deferred tax assets on unused losses only if it is probable that the related tax benefit will be realized short-term.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

F-26

In accordance with IAS1 ‘Presentation of financial statements’, the current part of deferred taxes is recognized as non-current assets/ liabilities in the statement of financial position.

3.19. Equity

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. Capital reserves within Equity includes capital increases from Curetis N.V. to fund the operations of the business; shareholder contributions related mainly to costs incurred by Curetis N.V. primarily related to the compensation of certain members of senior management and its supervisory board for the benefit of the business, which have historically been incurred by Curetis N.V. but have not been recharged by Curetis N.V. to Curetis GmbH or its subsidiaries; and share-based payment transactions with Curetis GmbH employees that are based on Curetis N.V. shares. In both the case of shareholder contributions and share-based payments, the cost for these items have been recognized as expenses in the statement of operations and comprehensive loss.

3.20. Share-based payments

The Employee Stock Option Plan 2016 (“ESOP”)

In July 2016, Curetis N.V. began to grant stock options according to the Employee Stock Option Plan 2016. The terms of this ESOP were adopted by the general meeting on 16 June 2016. The stock option plan was designed in order to grant options to ordinary shares in the capital of Curetis N.V. to nominees. The purpose of the plan is the retention of current and the recruiting of new key employees, managing directors and supervisory directors, to spare liquidity, diminish employee turnover, alignment of shareholders ́ interests with employees´ and directors´ interests and finally to increase interest of capital markets in the Curetis N.V. by a shareholder value orientated compensation system. The stock options were classified as equity settled.

The fair value of the stock options was measured by using a binomial option pricing model taking into account the terms and conditions upon which the options were granted.

The expense resulting from the share-based payment transactions is recognized during the vesting period with a corresponding increase to the capital reserve. Furthermore, the amount recognized is based on the best available estimate of the number of equity instruments expected to vest and is revised, if subsequent information indicates that the number of equity instruments expected to vest differs from previous estimates.

Valuation model, input parameters, recognized expenses and further details are stated in Note 24.

F-27

3.21. Use of assumptions and estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the period. Actual results could differ from those estimates.

Significant areas requiring the use of management estimates relate to determination of the useful lives of property, plant and equipment, inventories valuation, provisions, discounted cash flows for impairment testing, and recognition of deferred tax assets.

The determination of the useful economic life for intangible assets and property, plant and equipment of Curetis is subject to the estimates made by the management.

Inventories are valued at the lower value cost and net realizable value. The net realizable value is determined by the estimated selling price in the ordinary course of business less the incurred plus estimated costs of completion and the estimated costs necessary to sale the end product. The assessment of the obsolescence write-downs on inventories is considered a significant estimate with inherent uncertainty. Given Curetis does not yet have a reliable sales-track-record; the write-downs are based on the best estimate considering technical aging and estimated sales volumes and prices for systems.

When accounting for provisions, management must make assumptions regarding the estimated amounts, timing, and probability of economic outflows which form the basis for the measurement of provisions.

To evaluate the recoverability of intangible assets with indefinite useful lives, the company performs an annual impairment assessment for the intangible assets. In this evaluation, the management board identifies the company as a single cash-generating unit (“CGU”), since there are no independent cash inflows below the level of the company as a whole. The Unyvero A30 RQ (formerly Gyronimo) has not been amortized since acquisition, since the platform is not yet available to be used and was developed further by the company. The carrying amount of this intangible asset is reviewed at each reporting date for any indication of impairment by performing an impairment test annually. Impairment is recognized if the carrying amount of an asset exceeds its estimated recoverable amount by using a discounted cash flow model of cash flows anticipated to be obtained as part of a partnership or licensing agreement.

The calculation of deferred tax assets requires assumptions to be made with regard to the level of future taxable income and the timing of recovery of deferred tax assets. These assumptions take account of forecasting operating results and the impact on earnings of the reversal of taxable temporary differences. Since future business developments cannot be predicted with certainty and to some extent cannot be influenced by Curetis, the measurement of deferred tax assets is subject to risk and uncertainty.

F-28

In accordance with IFRS 2 – Share based Payment, the fair value of the options at grant date is recognized as an expense in the statement of operations and other comprehensive loss over the vesting period of delivery of work. Subsequently, the fair value of equity-settled stock options is not re-measured. The fair value of each option granted during the year is calculated using the binominal valuation model. This valuation model requires the input of subjective assumptions, which are detailed in note 24.

The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease if it is reasonably certain not to be exercised. When determining the lease term, Curetis considers all relevant facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option.

3.22. Government grants

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions attached to them and that the grants will be received.

The Group receives grants related to research projects from governmental agencies, these are recognized at their fair value when the Group receives the grants from the agency and will comply with the conditions attached to the grants, but in no event prior to the formal grant approval. The grants are accounted for as other income in the statement of operations and other comprehensive loss. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed.

4.	REVENUE

in kEUR	2019	2018
Sale of Unyvero-Systems	538	546
Sale of cartridges	675	811
Sale of services	1,058	62
Total	2,271	1,419

In accordance with IFRS 8, Curetis is a single-segment entity. Revenues from external customers by territory, based on the destination of the customers are as follows:

in kEUR	2019	2018
EMEA (former direct markets)	1,430	676
USA	162	32
Asia	224	286
Rest of the world	455	425
Total	2,271	1,419

F-29

All revenues are derived from external customers, including hospitals as well as distribution partners and collaboration partners.

The sale of services revenue of 1,058 kEUR has 300 kEUR related to the up-front license revenue recognition (output method) and 758 kEUR related to the labor research hours (input method). See note 3.7 for more details on the revenue recognition.

5.	EXPENSES BY NATURE

in kEUR	2019	2018
Personnel expenses	7,528	10,780
Depreciation, amortization and impairment charges	1,736	1,256
Raw material, goods and consumables used	4,180	848
thereof from inventory write offs	4,163	244
Facility expenses	1,174	777
Disposables for clinical trials and R&D-activities	538	832
Third party services for clinical trials incl. US-FDA-trial	181	331
Marketing and travel expenses	990	1,659
Other consulting, advisory & 3rd party support	4,164	3,276
Other expenses	2,885	3,894
Total Cost of Sales, distribution costs, administrative expenses and research & development expenses	23,376	23,653

The Personnel expenses in 2019 include kEUR 360 (2018: kEUR 366) expenses recognized for the valuation of equity-settled share-based payment transactions. Refer to Note 24 for additional information.

6.	DISTRIBUTION COSTS

in kEUR	2019	2018
Personnel expenses	2,847	5,016
thereof from share-based payments equity-settled	211	113
Depreciation and Amortization	203	74
Other operating expenses	3,083	3,057
thereof marketing expenses	473	1,410
thereof travel expenses	402	746
thereof consulting, advisory & 3rd party service	189	255
TOTAL	6,133	8,147

Distribution costs include all direct individual sales and marketing costs as well as overhead costs. These include all expenses for sales, marketing, public relations, and business development such as personnel, materials, depreciation, and other related expenditures.

F-30

7.	ADMINISTRATIVE EXPENSES

in kEUR	2019	2018
Personnel expenses	1,025	1,264
thereof from share-based payments equity-settled	52	111
Depreciation and Amortization	431	90
Other expenses	3,258	2,224
thereof for remuneration of supervisory board	360	409
thereof consulting, advisory & 3rd party service	2,093	500
TOTAL	4,714	3,578

Administrative expenses include personnel, depreciation and other costs of the central administrative areas, which are not related to production, sales or research and development.

8.	RESEARCH AND DEVELOPMENT EXPENSES

in kEUR	2019	2018
Personnel expenses	3,297	4,182
thereof from share-based payments equity-settled	89	141
Depreciation and Amortization	809	861
Material expenses	33	513
Other expenses	3,477	5,010
thereof IP-fees and expenses for patent lawyers	277	576
thereof external services for clinical trial	181	351
thereof costs for laboratory demand	206	473
thereof consulting, advisory & 3rd party service	1,470	1,999
thereof other manufacturing expenses for cartridges used in R&D	482	736
TOTAL	7,616	10,566

9.	PERSONNEL EXPENSES

in kEUR	2019	2018
Wages and salaries	5,961	8,715
Social security costs	1,207	1,699
EPOSs / PSOs granted to management and employees	360	366
Total employee benefits	7,528	10,780

The employer´s contribution paid to the statutory retirement insurance (Deutsche Rentenversicherung) in Germany amounted to kEUR 307 in 2019 (2018: kEUR 409).

F-31

10.	FINANCE RESULT, NET

Finance result, net of kEUR 2,087 (2018: loss of kEUR 1,167) is primarily from interest on the 18 million Euro tranches drawn from the EIB debt facility and foreign currency exchange difference resulting from the exchange rate difference of USD vs. EUR.

in kEUR	2019	2018
Finance income	246	34
Finance cost	(2,333)	(1,201)
Finance result net	(2,087)	(1,167)

Finance results in kEUR	2019	2018
Financial assets measured at amortized cost	88	—
Financial liabilities measured at amortized costs	(2,081)	(1,178)
Financial liabilities measured at fair value through profit or loss	(94)	11
Finance result/costs net	(2,087)	(1,167)

Financial liabilities measured at amortized cost include effective interest expenses as well as results from foreign currency translation.

Financial assets measured at amortized cost include effective interest expenses as well as results from foreign currency translation.

Financial liabilities at fair value through profit or loss comprise decreases / increases in the fair value as well as losses / gains from disposal of financial liabilities.

11.	INCOME TAX

Income tax expense:

in kEUR	2019	2018
Current Income taxes
Germany	0	0
other countries	(2)	(29)
Total current income taxes	(2)	(29)
Deferred taxes	(71)	(7)
Total	(73)	(36)

F-32

In Germany, Income tax consists of trade tax (´Gewerbesteuer´) and corporate tax (´Körperschaftsteuer´), Corporate tax is imposed at an uniform rate of 15% and is additionally subject to a solidarity surcharge of 5.5%, resulting in an effective tax rate of 15.825% (2018: 15.825%).

Municipalities impose a trade tax. Each municipality set its individual local multiplier rate, so that no uniform trade tax rate exists in Germany. In 2019, Curetis has a trade tax rate of 12.05% (2018: 12.05%).

The Company is fully taxable in Germany with the business seat in Holzgerlingen, Germany.

The income tax expense for the year can be reconciled to the accounting profit (loss) as follows:

kEUR	2019	2018
Loss before income tax	(22,775)	(22,776)
Expected income tax at a tax rate 2019: 27.88% (2018: 27.88%)	6,350	6,350
Non-taxable income and non-deductable expenses	(85)	(34)
Expenses resulting from Equity settled stock options	(68)	(138)
Changes in the recognition of deferred tax assets on tax loss carry-forwards	(3,842)	(4,087)
Effect from revaluation of DTA (in context with DTL)	1	74
Tax effect from local taxes	(3)	(33)
Tax effect of the application of foreign tax rates	(15)	—
Changes in the recognition of deferred tax assets on tax loss carry-forwards related to foreign companies	(2,177)	(2,128)
Other effects	(234)	(40)
Income tax as stated in P&L	(73)	(36)
Effective tax rate	0%	0%

Changes in the recognition of deferred tax assets on tax loss carry-forwards of kEUR 3,842 in Germany are due to unrecognized deferred tax assets on tax loss carryforwards for 2019.

Tax effects relying to the revaluation of DTA of foreign tax losses carried forward comprise mainly to unrecognized deferred tax assets for the loss of Curetis USA Inc., as there is no reliable certainty that these losses will be usable.

F-33

Deferred tax assets and liabilities:

	31 December 2019		31 December 2018
		thereof		thereof
in kEUR	Total	current	Total	current
DTA	1,100	674	426	45
DTL	1,100	95	426	146

Deferred taxes relate to the following statement of financial position items:

	Deferred tax assets		Deferred tax liabilities
in kEUR	31 December 2019	31 December 2018	31 December 2019	31 December 2018
Assets
Inventories	—	—	91	93
Property, plant and equipment	—	—	202	280
other current assets	4	30	—	—
Right of Use	—	—	173	—

Liabilities
Provisions current	—	—	2	—
Other current liabilities	3	15	—	—
Other current financial liabilities	607	—	—	53
Provisions non-current	3	2	—	—
Other non-current financial liabilities	—	—	632	—
Lease liabilities	61	—	—	—
current lease liabilities	114	—	—	—
Equity
loss-carry-forwards	308	379	—	—

Deferred Taxes (gross)	1,100	426	1,100	426
Offsetting	1,100	426	1,100	426
Deferred Taxes (net)	—	—	—	—

Deferred tax assets for losses carried forward have been recognized in the amount of existing deferred tax liabilities, due to the uncertainty surrounding the Group´s ability to realize taxable profits in the near future, the Company did not recognize any further deferred tax assets.

Due to differences in the valuation of the shares in Curetis GmbH (former AG) between IFRS and national (German) tax law, while the valuation under IFRS is based on the net asset value of Curetis GmbH (former AG), the valuation under German tax law is based on the taxable net book value. The resulting difference is however a permanent one which does not result in a deferred tax entry.

F-34

As of 31 December 2019, Curetis had tax loss carryforwards that were not utilizable and for which no deferred taxes were recognized. These tax loss carryforwards amount to kEUR 110,409 for corporate tax purposes and kEUR 109,527 for trade tax purposes (31 December 2018: kEUR 96,587 for corporate tax purposes and kEUR 96,098 for trade tax purposes). The aforementioned tax loss carryforwards exist only in Germany hence they are only in Germany available unlimited for offsetting against future taxable profits of Curetis. Deferred tax assets have not been recognized in respect of these losses as no sufficient certainty is given, whether mid-term such tax loss carryforwards will enable Curetis to offset its future taxable profits.

Overview of the Group´s tax loss carryforwards:

in kEUR	Curetis GmbH
	31 December 2019	31 December 2018
Tax loss carryforwards corporate tax	110,409	96,587
Tax loss carryforwards trade tax	109,527	96,098

12.	TRADE RECEIVABLES

The carrying amounts of the trade receivables approximate to their fair values. Current trade receivables are non-interest bearing.

	31 December	31 December
in kEUR	2019	2018

Trade receivables, gross	396	325
less loss allowance	(141)	(2)
Trade receivables, net	255	323

The aging of the gross trade receivables at the reporting date was as follows:

	31 December	31 December
in kEUR	2019	2018
Gross
Amounts not due	237	242
Past due 0-30 days	146	60
Past due 31-60 days	13	23
More than 60 days	—	—
Total	396	325

F-35

As of 31 December 2019, trade receivables of kEUR 159 (31 December 2018 83 kEUR) were past due, the company made a write off receivables of kEUR 141. Details about the company’s impairment policies and the calculation of the loss allowance are provided in note 25.1.

Movements in the Company´s loss allowance on trade receivables are as follows:

in kEUR	2019	2018
Balance as of 1 January	(2)	(2)
Net additions (-) / reversals (+)	(139)	—
Use	—	—
Balance as of 31 December	(141)	(2)

13.	INVENTORIES

	31 December	31 December
in kEUR	2019	2018
Raw materials	941	838
Semi-finished goods	62	61
Trade goods	707	4,987
Finished goods	42	65
Spare parts	113	101
Total inventories, net	1,865	6,052

Semi-finished goods comprise not yet completely assembled or manufactured parts of our disposables, such as reagent containers, base plates, PCR chambers, etc. Trade goods comprise Unyvero Systems-components.

As outlined in note 3.21 the assessment of the obsolescence write-downs on inventories is considered a significant estimate with inherent uncertainty. Given Curetis does not yet have a reliable sales-track-record, the write-downs are based on the best estimate considering technical aging and estimated sales volumes and prices for systems. The change of write-off to net asset value of inventories is recognized as an expense and included in Cost of Sales.

Curetis has assessed as part of the preparation of these financial statements whether the sales-track-record thus far continues to allow for a largely forecast based valuation of the inventory balance. Sales of Unyvero Systems have been lower than anticipated across all regions and distribution types increasing the uncertainty of the valuation of the inventory balance. As a result, Curetis weighed historical sales higher due to the market development and thus identified a low doubledigit number of systems which are deemed to represent the minimum sales volumes expected of Unyvero Systems in 2020. These systems have been valued at their cost price. The remaining Unyvero Systems have been valued at their residual value based on management's best estimate.

F-36

Management has identified multiple opportunities where demand could lead to future sales which are not reflected in the valuation approach taken and thus lead to change in the obsolescence write-down as their occurrence cannot no longer be incorporated in the assessment. These includes the uptake of commercial use of Unyvero_Systems in the US, the Unyvero Approval in China and market opportunities therein and others. Thus an increase in sales volumes in excess of those anticipated for 2020 by 20% would decrease the allowance by kEUR 118. See note 5 for the impact of the inventory write offs.

14.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

in kEUR	31 December 2019	31 December 2018
Prepaid Expenses	145	177
Deferred day 1 gain	269	—
Other current assets	54	83
TOTAL	468	260

Prepaid expenses and other current assets mainly include travel expenses, insurance fees, tax refunds and receivables, and conference and exhibition fees.

The deferred day one gain relates to the EIB loan with interest rates below the market rate of interest and the gain calculated from this agreement. The value was determined by calculating the difference between the transaction price and the fair value of the financial liability. The gain has been deferred and is released over the remaining term of the financial liability. The deferred amount at initial recognition amounted to kEUR 301 and as of 31 December 2019 to kEUR 269. Please refer also to note 21.

F-37

15.	INTANGIBLE ASSETS

		Licenses	Unyvero A30	advance
in kEUR	Software	& Patents	technology	payments	Total
Balance as of 1 January 2018	95	2,402	5,000	27	7,524

Cost:
Balance as of 1 January 2018	657	2,484	5,000	27	8,168
Additions	34	1	—	84	119
Disposals	—	—	—	—	—
Balance as of 31 December 2018	691	2,485	5,000	111	8,287

Accumulated amortizations
Balance as of 1 January 2018	(562)	(82)			(644)
Amortization	(76)	(142)	—	—	(218)
Balance as of 31 December 2018	(638)	(224)	—	—	(862)

Carrying value as of 31 December 2018	53	2,261	5,000	111	7,425

Cost:
Balance as of 1 January 2019	691	2,485	5,000	111	8,287
Additions	30	11	—	1	42
Disposals	111	—	—	(111)	—
Balance as of 31 December 2019	832	2,496	5,000	1	8,329

Accumulated amortizations
Balance as of 1 January 2019	(638)	(224)	—	—	(862)
Amortization	(66)	(141)	—	—	(207)
Balance as of 31 December 2019	(704)	(365)	—	—	(1,069)

Carrying value as of 31 December 2019	128	2,131	5,000	1	7,260

F-38

In 2019 amortization of kEUR 207 (2018: kEUR 218) is included in Distribution costs kEUR 41 (2018: kEUR 2), in research and development expenses costs kEUR 153 (2018: kEUR 152) and kEUR 13 (2018: kEUR 10) in Administrative expenses.

In principle intangible assets not yet available for use (Unyvero A30 RQ, formerly known as “Gyronimo”) must be tested for impairment at least annually. Unyvero A30 RQ is expected to be developed by Curetis into a partnering-ready asset. The platform is still in a development phase and the development takes place by the same team that had developed and continues to maintain the Unyvero A50-multiplex-platform. As the Unyvero A30 RQ is not yet fully developed and ready for sale, it has no defined residual amortization period. The current value is based on actual cost incurred. During the annual impairment test, management assessed the fair value less costs of disposal which was compared to capital raisings from a peer group benchmarking on the value of such platforms either as early stage privately held or as venture capital backed assets. The Unyvero A30 RQ has not been impaired as a result of the annual impairment test. However, the future value of the Unyvero A30 is depending on obtaining a partnering and or licensing agreement for the further development of- and scaling of the platform. At this moment, negotiations with potential partners are on hold, due to the business combination with OpGen, Inc. Management believes negotiations will gain traction post completion of the business combination and upon reaching additional development milestones later in 2020.

The GEAR platform, held within the Licenses & Patents, was transferred from Curetis GmbH in Q4-2017 to the wholly owned subsidiary Ares Genetics GmbH and continues under the name Aresdb. The platform had not been amortized from its acquisition in Q4-2016 until the transfer to Ares Genetics GmbH as it had not been available to be used. Subsequent to the transfer, the platform has been in commercial use and is being amortized according to the runtime of the main patent (17.8 years) and the remaining amortization period of the GEAR platform as of 31 December 2019 is 15.6 years. Curetis continues to invest further in these assets.

Intangible assets are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired. The recoverable amount for the Licenses and patents, most significantly Ares platform, and for Unyvero A30 is defined by assessing the separately identifiable cash inflows, which are largely independent of the cash inflows from other assets. For 2018 and 2019 there were no indicators of potential impairment as the recoverable amounts of all intangible assets exceeded their carrying amount, hence no impairment losses have been recognized.

F-39

16.	PROPERTY, PLANT AND EQUIPMENT

in kEUR	Land and buildings	Machines and technical installation	Other tangible assets	Assets under construction	Total
Balance as of 1 January 2018	23	2,609	645	289	3,566

Cost:
Balance as of 1 January 2018	72	7,852	2,636	289	10,849
Additions	—	31	215	424	670
Disposals	—	—	(81)	—	(81)
Reclassification	—	417	—	(417)	—
Balance as of 31 December 2018	72	8,300	2,770	296	11,438

Accumulated depreciation:
Balance as of 1 January 2018	(49)	(5,243)	(1,991)	—	(7,283)
Disposals	—	—	80	—	80
Depreciation	(8)	(701)	(330)	—	(1,039)
Balance as of 31 December 2018	(57)	(5,944)	(2,241)	—	(8,242)

Carrying amount as of 31 December 2018	15	2,356	529	296	3,196

Cost:
Balance as of 1 January 2019	72	8,300	2,770	296	11,438
Additions	—	80	621	800	1,502
Disposals	—	(5)	(15)	—	(20)
Reclassification	—	1,089	—	(1,089)	0
Balance as of 31 December 2019	72	9,465	3,376	7	12,920

Accumulated depreciation:
Balance as of 1 January 2019	(57)	(5,944)	(2,241)	—	(8,242)
Disposals	—	3	12	—	15
Depreciation	(8)	(739)	(336)	—	(1,083)
Balance as of 31 December 2019	(65)	(6,680)	(2,565)	—	(9,310)

Carrying amount as of 31 December 2019	7	2,785	811	7	3,611

Other tangible assets comprise office equipment and Unyvero-Platforms used for internal demands. Curetis did not own any of these assets under any lease programs in 2018 or 2019. All property, plant and equipment are free from any rights held by third parties.

F-40

17.	RIGHT-OF USE ASSET

n kEUR	Real estates	Other	Total
Initial recognition 01.01.2019	1,450	44	1,494
Additions	6	22	28
Disposals	—	(13)	(13)
Depreciation	(414)	(22)	(436)
Balance as of 31 December 2019	1,042	31	1,073

For further details, please refer to Note 3.1.

18.	PHANTOM STOCK OPTION INCENTIVE PLAN

Prior to the IPO Curetis N.V. operated a share-based compensation plan, Curetis AG Phantom Stock Option Incentive Plan 2010 (“PSOP”) under which the Company received services from employees and freelancers who received Phantom Stock Options (“PSOs”) as consideration.

As all PSOs have a fixed payment claim and already have been measured with the fair value of this payment claim as of 31 December 2015 and was fully expensed and recognized in equity prior to 2018 therefore there have been no changes in valuation and no effect to be accounted for in the statement of profit and loss and other comprehensive income in 2019 or 2018.

Under the PSOP-Roll-Over Agreements the beneficiaries were entitled to receive 659,237 new shares in Curetis.

In December 2019, the PSOs outstanding under the PSOP were fully settled and all PSOP Roll Over shares were issued, 52% of the issued shares were then sold as per terms of PSOP Roll Over Agreements, and the cash proceeds transferred to Curetis for settlement of taxes on behalf of the beneficiaries. The remaining 48% of the shares were transferred into the individual beneficiaries’ recipient securities accounts.

F-41

19.	PROVISIONS

The following table provides a breakdown of provisions by type:

in kEUR	31 December 2019	31 December 2018
Asset retirement obligations	44	44
Other provisions	161	65
Balance	205	109
- of which: current	161	65
- of which: non-current	44	44

20.	OTHER CURRENT LIABILITIES

in kEUR	31 December 2019	31 December 2018
Accruals for vacation	310	244
Accruals for Employee Bonuses	56	10
Accrual for Severance / Restructuring	—	136
Accruals for audit and preparation of financial statements	40	46
Other tax liabilities	189	148
Contract liabilities	1,157	—
Other liabilities	220	297
Balance	1,972	881

The increase in the contract liability is attributable to prepayments made.

21.	OTHER CURRENT FINANCIAL LIABILITIES

in kEUR	31 December 2019	31 December 2018
Liabilities for outstanding invoices	650	245
Provision for deferred interest – EIB	2,435	343
Loan from EIB	18,000	—
Embedded derivate	163	—
Loan from OpGen	2,151	—
Convertible notes	1,394	3,109
Balance	24,793	3,697

F-42

Convertible notes

Key facts of the convertible note facility

On 2 October 2018, Curetis N.V. established a convertible note facility with Yorkville Advisors (Yorkville), a US institutional investor, consisting of several tranches. Under the first tranche, 500 notes are available for issuance, whereby each note has a nominal value of kEUR 10 and a maturity of one year. As of 31 December 2018, the Company had issued all 500 notes from the first tranche with an issuance date of 2 October 2018 (350 notes) and 150 notes 90 days after the subscription date or such later date that may be agreed between the parties. The notes were issued at an 8% discount, due to a 4% commitment fee and a 4% subscription fee. The Company incurred kEUR 120 in issuance costs related to due diligence and legal fees.

The holders of the outstanding notes have the right to convert the notes in exchange for shares of Curetis N.V. at any time. The number of shares to be issued upon conversion of a note is determined by the nominal amount of the note divided by 93% of the last 10-day lowest VWAP (volume weighted average price) of the common stock share of Curetis N.V. on the conversion date. As of 31 December 2019, 370 notes cumulatively have been converted to shares of Curetis N.V. with a remainder of 130 notes with a nominal value of EUR 1.3 million in unconverted notes.

All of the remaining unconverted notes issued as of 31 December 2019 have a maturity date of June 2020. Under the terms of the notes, the Company has the right to extend the maturity date (up to four times) by 12 months. When extending the maturity date, the Company must pay a 5% fee on the outstanding balance as of the extension date. Alternatively, Curetis also has the option to redeem the notes in cash at the maturity date. These remaining 130 unconverted notes including the right to extend maturity against cash payment fee shall be assumed by OpGen as part of a three-way agreement between Yorkville, Curetis and OpGen.

The conversion rights represent a financial liability, because ultimate settlement of the note would be based on a variable number of shares in the event the rights are exercised. As a result, the Company classifies the entire instrument as a liability.

The Company assumed an initial fair value of the notes, based on the Company’s share price as of the issuance date divided by 93%. The Company accounts for the notes payable using the effective interest method, using an effective interest rate of 8% and the initial loan term of 12 months. The Company accounts for the outstanding convertible notes as a current liability, as the likelihood for executing the extension option is remote.

As the legal issuer and obligor of these notes, Curetis N.V. contributed the original proceeds to Curetis GmbH. As a result, for purposes of the combined financial statements, the liability is attributed to the Company as a reduction of capital contributions in equity. Subsequent interest expenses allocated to the Company are reflected as an increase to the liability and interest expense.

F-43

22.	OTHER NON-CURRENT FINANCIAL LIABILITIES

In 2016 Curetis entered into a contract for an up to EUR 25 million senior, unsecured loan financing facility from the EIB (European Investment Bank). The financing in the first growth capital loan under the European Growth Finance Facility (EGFF), launched in November 2016. It is backed by a guarantee from the European Fund for Strategic Investment (EFSI), EFSI is an essential pillar of the Investment Plan for Europe (IPE), under which the EIB and the European Commission are working as strategic partners to support investments and bring back jobs and growth to Europe.

The funding can be drawn in up to five tranches within 36 months, under the EIB amendment, each tranche is to be repaid upon maturity five years after draw-down.

In April 2017 Curetis drew down a first tranche of EUR 10 million from this facility. This tranche has a floating interest rate of EURIBOR + 4% p.a. payable after each 12-month-period from the draw-down-date and another additional 6% p.a. that is deferred and payable at maturity together with the principal. In June 2018 another tranche of EUR 3 million was drawn down. The terms and conditions are analogous to the first one.

In June 2019 Curetis has drawn down a third tranche of EUR 5 million from the EIB (European Investment Bank). In line with all prior tranches, the majority of interest is also deferred into the bullet repayment structure upon maturity. In return for EIB waiving the condition precedent of a minimum cumulative equity capital raised of EUR 15 million to disburse this EUR 5 million tranche, the parties have agreed on a 2.1% participation percentage interest (PPI). Upon maturity of the tranche, i.e. not before around mid-2024 (and no later than mid-2025). EIB will be entitled to an additional payment that is equity-linked and equivalent to 2.1% of the then total valuation of Curetis. This right constitutes an embedded derivative, which is separated and measured at fair value with changes being accounted for through profit or loss.

Other non-current financial liabilities comprise the EIB debt facility calculated with the effective interest method. The effective interest rate applied by the Company is 9.12% for the EUR 10 million tranche and 9.16% for the EUR 3 million tranche. For the EUR 5 million tranche an effective interest rate of 9.01% is applied.

	31 December 2019		31 December 2018
in kEUR	current	non-current	current	non-current
Liabilities for outstanding invoices	650	—	245	—
Provision for deferred interest	2,435	—	343	—
Loan from EIB	18,000	—	—	13,000
financial derivative asset (PPI EIB)	163	—	—	—
Loan from OpGen	2,151	—	—	—
Convertible notes	1,394	—	3,109	949
Balance	24,793	—	3,697	13,949

F-44

Following the successful equity capital raising of OpGen at the end of October 2019, OpGen and Curetis GmbH entered into an Interim Financing Facility whereby OpGen funds in several tranches of a short-term loan, the operations of Curetis GmbH and its subsidiaries. As at 31 December 2019 a total of US$ 2,500k had been funded. The loan under this facility is deeply subordinated e.g. to EIB and Yorkville and carries an interest rate of 10% p.a.. In case of the business combination transaction not closing as expected Curetis GmbH would be obligated to repay (subject to subordination) the loan amount within 15 business days. This loan is therefore classified as current.

Both the EIB and Yorkville agreements are subject to certain covenants. Since the end of the reporting period Curetis is in breach of covenants for both debt agreements due to the change of control clause of the contract. As a result, both EIB and Yorkville have been reclassified as current financial liabilities. Subsequently contractual amendments were reached by Curetis and its debt holders EIB and Yorkville in February 2020 (refer to Note 29 for further information).

F-45

23.	FINANCIAL INSTRUMENTS

For each class of financial instrument the fair value of financial assets and liabilities, together with their carrying amounts contained in the combined financial statements are shown in the following schedules.

in kEUR	31 December 2019				31 December 2018
	Category in accordance wiht IFRS9	Carrying amount	Fair Value	Fair Value Level	Category in accordance with IAS 39	Carrying amount	Fair Value	Fair Value Level
Current Assets
Cash and Cash Equivalents	AC	2,274	n/a *	n/a	AC	4,800	n/a *	n/a
Trade Receivables	AC	255	n/a *	n/a	AC	323	n/a *	n/a

Non-current Assets
Other non-current financial assets	AC	159	159	2	AC	158	158	2

n/a*: For short-term financial instruments a fair value disclosure is not required as the carrying amount approximates the fair value.

in kEUR	31 December 2019					31 December 2018
	Category in accordance wiht IFRS9	Carrying amount		Fair Value	Fair Value Level	Category in accordance with IAS 39	Carrying amount		Fair Value	Fair Value Level
Current Liabilities
Trade and other Payables	FLAC	1,086		n/a *	n/a	FLAC	921		n/a *	n/a
Other current financial liabilities	FLAC	24,580	(1)	n/a *	n/a	FLAC	3,154	(1)	n/a *	n/a
Other current financial liabilities	FVTPL	213	(2)	213	3	FVTPL	543	(2)	543	3
Current lease liabilities	n/a	436		n/a *	n/a	FLAC	0		0	2

Non-current Liabilities
Other non-current financial liabilities	FLAC	0		0	2	FLAC	13,949		13,546	2
Non-current lease liabilities	n/a	649		n/a *	n/a	FLAC	0		0	0

n/a* = For short-term financial Instruments a fair value disclosure is not required as the carrying amount approximates the fair value.
(1) Consists of loan EIB and OpGen, liabilities for outstanding invoices, Convertible notes and provision for deferred interest (2) Consists of conversion rights related to Convertible notes

F-46

The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value hierarchy is defined as follows:

Level 1	Quoted (unadjusted) market prices in active markets for identical assets and liabilities.

Level 2	Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3	Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

The fair values of the Group's non-current other financial assets and the non-current financial liabilities were calculated based on cash flows discounted using market interest rates and a credit spread. The spread included in the calculation for the financial assets is derived by observable ratings of the counterparties (i.e. banks). The credit spread of the own credit risk is derived from the margin included in the interest rates of the own borrowings. The fair value of non-current financial assets and liabilities is included in level 2 of the fair value hierarchy, as the input factors for the fair value calculation are observable in the market. The fair value of the compound embedded derivative separated from the convertible note is determined using observable inputs (Curetis N.V. share price, own credit spread) and assumptions about the rational economic behavior of the related parties which are not observable input parameters. These assumptions lead to the inclusion of the fair value within level 3 of the fair value hierarchy.

Curetis has also allocated the separated embedded derivatives from the EIB loan to fair value level 3. “The fair value of the embedded derivative separated from the third tranche of the EIB loan was determined using observable inputs (Curetis N.V. share price, own credit spread) and assumptions for not observable inputs (exercise of conversion rights regarding the convertible notes; date of requesting for PPI payment within a 12 months period from about the due date of the third tranche of the EIB loan). These assumptions lead to the inclusion of the fair value within level 3 of the fair value hierarchy. The fair value of the compound embedded derivative separated from the convertible note is determined using observable inputs (Curetis N.V. share price, own credit spread) and assumptions about the rational economic behavior of the related parties which are not observable input parameters. These assumptions lead to the inclusion of the fair value within level 3 of the fair value hierarchy. The following table presents the most significant unobservable data and the impact of changes in them on the valuation of the derivatives.

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kEUR		PPI Tranche	Embedded Derivative
Change in Share Price	+10%	16	0
Change in Share Price	-10%	16	0
Change in execution period	+1 months	1	5
Change in execution period	-1 months	1	5
Change in shares outstanding	+10%	16	0
Change in shares outstanding	-10%	16	0
Change in credit adjusted interest rate	+10%	16	0
Change in credit adjusted interest rate	-10%	16	0

The fair value of all fair value level 3 instruments has been changed in the reporting period as follows:

kEUR	2019	2018
Carrying amount as of January 1	542	0
Additions (including first-time recognition)	0	514
Decreases in fair value recognized in profit/loss (including losses on disposal)	-94	0
Increases in fair value recognized in profit/loss (including gains on disposal)	0	11
Decreases in fair value recognized directly in equity	0	0
Increases in fair value recognized directly in equity	87	17
Disposals	-535	0
Deferred amount not amortized as of December 31	0	542

At initial recognition the fair value the convertible notes and EIB loan incl. the PPI feature differed from the cash amount received. The difference between the fair value of the liabilities at initial recognition and the expected transaction price amounted to 301 kEUR. It was deferred in other current assets and will be amortized over the term of the note resp. the EIB loan. In 2019 a loss of 32 kEUR (2018: 0 kEUR) was recognized from the amortization of the deferral. The difference yet to be amortized in the income statement developed as follows during the reporting year:

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kEUR
Deferred amount on initial recognition	301
Deferred amount amortized in profit or loss in the current period	-32
Deferred amount not amortized as of December 31, 2019	269

Secured liabilities and assets pledged as security

Curetis has pledged cash on bank accounts as rent deposit for lease agreements with a total value of kEUR 64 and for credit card deposits and bank guarantees with a total value of kEUR 94.

24.	SHARE-BASED PAYMENTS

The Management Board and Supervisory Board as well as certain employees of the Group are included in the Employee Stock Option Plan 2016 “ESOP” of Curetis N.V.. The expenses associated with these individuals are recognized by the Group, which employ and benefit from the employment of the individuals holding notional stocks in Curetis N.V..

Capital reserve increased correspondingly to the expenses accounted for the share-based payment of the ESOP 2016 (see note 3.20).

The following table illustrates the number and exercise prices of the movements in employee stock options during the year, as well as the grant date and the remaining term of the option (Note, valuation inputs; stock price, dividend yields, volatility etc. are related to the stock of Curetis N.V.):

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Tranche 5	Tranche 6
Grant date	1 July 2016	1 October 2016	1 January 2017	1 April 2017	1 July 2017	1 October 2017
Granted stock options	170,000	45,000	42,500	5,000	20,000	123,500
Remaining contractual term of the option	6.5 years	6.75 years	7.00 years	7.25 years	7.50 years	7.75 years
Exercise price	6.45 Euro	6.41 Euro	6.42 Euro	5.81 Euro	4.93 Euro	4.98 Euro
Outstanding at 1 January 2019	132,778	22,500	41,458	5,000	7,778	106,833
Granted during the year	0	0	0	0	0	0
Forfeited during the year	833	0	6,667	0	0	19,583
Exercised during the year	0	0	0	0	0	0
Expired during the year	0	0	0	0	0	0
Cancelled during the year	0	0	0	0	0	0
Outstanding at 31 December 2019	131,945	22,500	34,791	5,000	7,778	87,250
Exercisable at 31 December 2019	131,945	22,500	0	0	0	0

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	Tranche 7	Tranche 8	Tranche 9	Tranche 10	Tranche 11	Tranche 12
Grant date	1 January 2018	1 March 2018	1 July 2018	1 October 2018	1 January 2019	1 July 2019
Granted stock options	25,000	102,000	40,500	110,000	322,000	38,500
Remaining contractual term of the option	8.00 years	8.17 years	8.50 years	8.75 years	9.00 years	9.50 years
Exercise price	3.86 EUR	6.51 EUR	4.62 EUR	3.29 EUR	1.40 EUR	1.61 EUR
Outstanding at 1 January 2019	25,000	97,000	37,500	110,000	0	0
Granted during the year	0	0	0	0	322,000	38,500
Forfeited during the year	16,389	21,445	23,181	0	92,528	5,000
Exercised during the year	0	0	0	0	0	0
Expired during the year	0	0	0	0	0	0
Cancelled during the year	0	0	0	0	0	0
Outstanding at 31 December 2019	8,611	75,555	14,319	110,000	229,472	33,500
Exercisable at 31 December 2019	0	0	0	0	0	0

Vesting conditions

Each option grant will vest over a period of three years whereby the first third of any such option grant will vest at the first anniversary of the date of grant and the remaining two thirds of such granted options will vest in monthly increments over the following twenty-four months.

Upon the occurrence of a termination of employment event after the first anniversary of the date of grant, the optionee´s options shall either be forfeited, lapse or continue to be exercisable as set forth below:

●	In case of termination for cause, both the options of such optionee that have vested (to the extent not exercised) and the options of such optionee that have not yet vested shall be forfeited at the date of termination for cause, unless agreed otherwise by the management board (with regard to optionees being managing directors or supervisory directors);

●	In case of a termination without cause, the options of such optionee that have vested (to the extent not exercised) shall not be forfeited and the remaining part of the options of such optionee that have not yet vested shall be forfeited at the date of termination without cause.

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Exercise of options

Vested options may not be exercised prior to the third anniversary of the date of grant and may be exercised until ten years from the date of grant or such shorter period of time remaining under the stock options plan. Options which have not been exercised prior to the end of the exercised period shall lapse automatically without any compensation whatsoever being due to the optionee. Exercises of options are settled in Curetis N.V. shares.

Valuation model and input parameters

The fair value of the stock options is measured using a binominal option pricing model taking into account the terms and conditions upon which the options were granted, the following table lists the inputs to the model used for the options granted in 2016, 2017, 2018 and 2019 the measurement date:

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Tranche 5	Tranche 6
Measurement date	5 July 2016 [1]	1 October 2016	1 January 2017	1 April 2017	1 July 2017	1 October 2017
Expected life of the option on the grant date (years)	5.0	5.0	5.0	5.0	5.0	5.0
Share price on the measurement date (€)	6.44	6.18	6.34	5.69	4.74	4.86
Weighted avg. exercise price	6.45	6.41	6.42	5.81	4.93	4.98
Expected dividend yield (%)	0.00	0.00	0.00	0.00	0.00	0.00
Risk-free interest rate (%)	-0.61	-0.61	-0.49	-0.40	-0.19	-0.28
Expected volatility of the share price (%)	78.15	81.36	60.90	57.99	55.75	55.55
Option value (€)	3.94	3.86	3.14	2.69	2.15	2.22

	Tranche 7	Tranche 8	Tranche 9	Tranche 10	Tranche 11	Tranche 12
Measurement date	1 January 2018	1 March 2108	1 July 2018	1 October 2018	1 January 2019	1 July 2019
Expected life of the option on the grant date (years)	5.0	5.0	5.0	5.0	5.0	5.0
Share price on the measurement date (€)	3.83	6.20	4.17	3.24	1.50	0.71
Weighted avg. exercise price	3.86	6.51	4.62	3.29	1.40	0.75
Expected dividend yield (%)	0.00	0.00	0.00	0.00	0.00	0.00
Risk-free interest rate (%)	-0.15	-0.01	-0.28	-0.10	-0.30	-0.69
Expected volatility of the share price (%)	65.33	65.63	62.42	62.01	64.25	62.88
Option value (€)	2.04	3.26	2.03	1.64	0.81	0.36

1 The measurement date represents the acceptance date of the options.

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For stock option valuation the possibility of early exercise was considered in the binomial model, Management determined an estimated early exercise is expected five years after the date of grant of the options based on considered the following factors:

The length of the vesting period has been considered since the stock options cannot be exercised until the end of the 3-year vesting period – i, e, the expected option life of 5 years is 2 years after the first possible exercise date.

The Company does not have historical data points or experience from past option programs and to date no options have been exercised, however, due to normal fluctuation as well as fluctuations triggered by the recent re-organization there have been multiple cases of forfeited options. As a result, the Company does not have any actual data available regarding the average length of time that similar options have remained outstanding in the past or if the employee´s level within the Company will impact the timing of exercise.

The risk-free interest rate is the implied yield currently available on German government issued bonds with a remaining term equal to the term of the options.

The future volatility for the lives of the options was estimated based on historical volatility of peer group companies.

The expense recognized during 2018 and 2019 is shown in the following table:

in kEUR	2019	2018
Expense arising from equity-settled share-based payment transactions
Cost of sales	8	—
Distribution costs	211	113
Administrative expenses	52	111
Research & development expenses	89	141
Total	360	365

The Group does not consider paying dividends as long as the result from operating activities in the combined statement of operations and other comprehensive loss and the cash flows from operating activities are negative.

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25.	FINANCIAL RISK MANAGEMENT

25.1 Financial risk factors

This note explains the Group´s exposure to financial risks and how these risks could affect the Group´s future financial performance. Current year profit and loss information has been included where relevant to add further context.

Curetis’ activities expose the Company to a variety of financial risks such as currency risks, risk to changes in fair value, cash flow risks, interest rate risks and price risks. Curetis’ finance department has created controlling instruments and key metrics to identify and evaluate such risks in close co-operation with the operating units.

a) Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Curetis has a strong international business focus including the business combination with OpGen which operates in the USA and with US$ exclusively and therefore the Company is influenced by foreign currency exchange rates and interest rates. However, keeps all its liquidity in immediately available on bank.

aa) Foreign exchange risk

Curetis is exposed to foreign currency risks primarily through its operating activities including its loan from OpGen Inc under the Interim Financing Facility. Curetis identifies the main currency risk in US Dollar, because certain purchase transactions are undertaken in US Dollar (“USD”). The net exposure to exchange differences of the monetary assets (being cash and cash equivalents) held in USD of the Group were kEUR 683 at 31 December 2018 and kEUR 2,521 in 2019, respectively.

in kEUR	31 December 2019	31 December 2018
USD	2,521	683

If the USD/EUR exchange rate were to increase/decrease by 10%, compared to year-end 2019 exchange rates, this would have a negative impact of kEUR 229 (2018: kEUR 62) / positive impact of kEUR 252 (2018: kEUR 76). The Group considers a shift in the exchange rates of 10% as a realistic scenario.

ab) Interest rate risk

Curetis is exposed to interest rate risk because entities in the Group borrow funds based a rate indexed to the EURIBOR, plus a fixed rate of interest. The following sensitivity analysis is prepared assuming the amount of liability outstanding at reporting date was outstanding for the whole year.

F-53

The Group´s exposure to variable interest rates based on the EURIBOR at the end amounted to EUR 18 million as of 31 December 2019 (EUR 13 million as of 31 December 2018).

If the interest rates had been one per cent higher/lower and all other variables were held constant, the Group´s profit for the year ended 31 December 2019 would decrease/increase by kEUR 180 (2018: decrease/increase by kEUR 130). This is mainly due to the Group´s exposure to interest rates on its variable borrowings. For sensitivity analysis due to fair value changes of derivatives please see Note 23.

b) Credit risk

The finance department works in close cooperation with the other operating departments to identify credit risks related to account receivables balances. Curetis analyzes the credit risk of each new client before standard payment and delivery terms and conditions are offered. Curetis has also implemented a well-organized dunning system. The credit risk on the trade receivables is limited because Curetis primarily sells to big laboratories, pharma-companies, diagnostics corporations, a major pan European distribution partner and major public hospitals in the USA, all of these partners have very good credit ratings. Outside of the USA Curetis works together with large and experienced distributors. If Curetis were to expand the business to other more credit-risky countries Curetis would consider implementing a commercial credit insurance to cover the risks. Considering the aforementioned reasons Curetis summarizes all trade receivables under one risk category ´common credit risk´ and impairs all trade receivables using an average default risk of approximately 1% deducted from observable credit risk parameters of the healthcare industry. Curetis is in exchange with different commercial credit insurers and is evaluation other credit risk mitigations periodically with the expansion of its customer base.

Furthermore, trade receivables and contract assets are written off where there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of a debtor to engage in a repayment plan with the group, and a failure to make contractual payments.

Impairment losses on trade receivables and contract assets are presented as net impairment losses within operating profit. Subsequent recoveries of amounts previously written off are credited against the same line item.

Outside of one debtor with concerns in regards of recoverability in 2019 due to failure to uphold the repayment plan, Curetis had immaterial write-downs on trade receivables during 2018 and 2019.

F-54

In 2018 the following customer accounts each represented > 10% of total annual revenues: ATC Kuwait, Axonlab Austria, Synttergy Consult Ltd, Romania and in 2019 the following customers each represented > 10% of revenues: Qiagen, an undisclosed global leading IVD corporation, Synttergy Consult Ltd, Romania, Axonlab Austria and A. Menarini Diagnostics, Italy. Similarly, on the supplier side there is a significant concentration risk with single source suppliers of major strategic relevance such as Zollner Elektronik for Unyvero systems, Scholz HTIK for injection molding plastics parts, DMTPe for engineering support for A30 development, as well as certain single source suppliers of critical reagents.

Cash and cash equivalents as well as short-term deposits which are disclosed under other financial assets are invested in EUR (with the exemption of the amounts mentioned under ´b) foreign exchange risk´ in this note. Curetis follows a decisive ´no-risk-policy´ which means that Curetis has sight deposits at banks only, and sometimes time deposits with short runtimes.

c) Liquidity risk

Liquidity risk is the risk that the Group will might encounter difficulties in meeting the obligations associated with its financial liabilities, which are normally settled by delivering cash. The Group´s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due.

The Group monitors its risk of a shortage of funds using short and mid-term liquidity planning. This takes account of the expected cash flows from all activities. The supervisory board undertakes regular reviews of the budget and forecast.

In 2019 Curetis drew down a EUR 5 million tranche from the debt financing facility from the EIB (European Investment Bank), in addition to the EUR 13 million already drawn down by 2018. Subsequent to obtaining an EIB waiver which waived the requirement for the Group to meet various milestones in order to draw down additional tranches, another EUR 5 million became available for disbursement immediately upon finalization of legal documentation for the amendment to the Finance Contract with EIB that sets out the terms and conditions for the equity linked participation for EIB upon maturity of the EUR 5 million tranche in 2024 and beyond. Curetis management currently believes that this EUR 5 million tranche would be the last of the debt financing tranches that Curetis could or would access under the current EIB facility. In 2019 Curetis furthermore drew down EUR 1.5 million gross from the Yorkville convertible notes facility and obtained an Interim Financing Facility loan from OpGen amounting to US$ 2.5 million as of 31 December 2019. As of year-end 2019 Curetis has cash & cash equivalents balance of EUR 2.27 million at year-end 2019.

Curetis' future liquidity requirements will depend on many factors, some of which are beyond Curetis' control, including:

●	the cost and timing of getting market traction in the U.S., as the USA are the most important market for diagnostic products;
●	market acceptance of Curetis' products;
●	the cost and timing of establishing further distribution capabilities;
●	the cost of Curetis' research and development activities;

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●	the ability of healthcare providers to obtain coverage and adequate reimbursement by third-party payers for procedures using Curetis' products;
●	the cost of goods associated with Curetis' products;
●	the effect of competing technological and market developments;
●	the extent to which Curetis might decide to invest in third-party businesses, products and technologies, including entering into licensing or collaboration arrangements for products;
●	the ability of Curetis‘ new parent, OpGen Inc., to obtain additional financing to support the business; and
●	the business decisions made by OpGen Inc. that could impact the factors listed above.

If Curetis were to miss its objectives or experienced material delays in one or more of these factors, additional funding would be required which may or may not be available at all or might be available only at unfavorable terms and conditions.

The following table depicts an analysis of the Company’s financial liabilities into relevant maturity groupings based on the remaining term on the balance sheet date and the expected cash outflow at the respective maturity date.

Balance as at 31 December 2019	Up to 1 year	1-3 years	3-5 years	More than 5 years
Trade and other payables	1,086	—	—	—
Other financial liabilities	650	—	—	—
Loan - EIB	18,000	—	—	—
Loan - OpGen	2,225	—	—	—
Lease liability	457	670	—	—
Convertible note	1,300	—	—	—
Interests accrued	7,950	—	—	—
TOTAL	31,668	—	—	—

Balance as at 31 December 2018	Up to 1 year	1-3 years	3-5 years	More than 5 years
Trade and other payables	921	—	—	—
Other financial liabilities	245		—	—
Loans	—	—	13,000	—
Convertible note	3,300	—	—	—
Interests accrued	520	1,040	4,540	—
TOTAL	4,986	1,040	17,540	—

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25.2 Capital Management

Capital comprises equity attributable to shareholders, cash and cash equivalents. Curetis´ policy is to maintain a strong base in terms of equity capital and sufficient cash balance in order to maintain investor and creditors confidence and to sustain the future development of the business. Our primary goals when managing capital are to ensure sufficient liquidity to meet our working capital requirements, fund capital investments and purchases and to safeguard our ability to continue operating as a going concern. See note 2.4 for further discussion of going concern.

Curetis monitors all capital positions regularly (at least monthly) within its financial reporting, discusses the capital status frequently within the management meetings and also within its supervisory board meetings.

26.	LEASE LIABILITIES

Interest expenses for lease amount to kEUR 25 and are included within finance costs.

Total cash outflows for leases amount to kEUR 449.

As of 31 December 2019, no potential future lease payments which are not included within the lease liability, exist. Expenses for short-term leases amount to kEUR 14 and expenses for low value assets amount to kEUR 6.

27.	COMMITMENTS

Curetis places frame-work orders for Unyvero-Systems and for raw materials for its cartridge manufacturing to ensure availability during commercial ramp-up-phase and also to gain volume-scale-effects with regards to purchase prices. Some of the electronic parts used for the production of Unyvero-Systems have lead times of many months, hence it is necessary to order such systems with long-term framework-orders to ensure the demands from the market are covered. The future aggregate purchase commitments are as per the table below.

in kEUR	31 December 2019	31 December 2018
From operating lease contracts:
No later than 1 year	—	482
Later than 1 year and no later than 5 years	—	819
Later than 5 years	—	—
Total from lease contracts	—	1,301
From purchase and service agreements:
No later than 1 year	1,493	4,487
Later than 1 year and no later than 5 years	3,344	4,331
Later than 5 years	—	—
Total from purchase and service agreements	4,837	8,818
Total	4,837	10,119

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28.	RELATED PARTIES

The Company has reflected transactions with the parent company, Curetis N.V., as related party balances within the statement of operations and other comprehensive loss and the combined statement of financial position, Other related party transactions have been included below.

Curetis N.V. charges certain management fees for services rendered by the senior management of Curetis N.V. to Curetis GmbH and its subsidiaries resulting in other expenses from related parties. The transactions are charged at cost. Curetis N.V. is the controlling company for VAT purposes and receives VAT amounts due to Curetis GmbH as a controlled company, resulting in Other receivables, related party.

Curetis has entered into arrangements with a number of its subsidiaries, the financial impacts of which are eliminated in combination. Curetis considers transactions with key management personnel to be related party transactions. Any transactions with such individuals are also recorded in related party accounts.

During 2018 and 2019, the Curetis business received shareholder contributions from the N.V. of kEUR 19,000 and kEUR 8,200, respectively of which kEUR 3,109 in 2018 and kEUR 1,355 in 2019 of the shareholder contributions are presented as proceeds from current liabilities, net of issuance costs as that amount relates to the convertible notes that were issued by the Curetis N.V. and legally contributed to the capital reserve of Curetis GmbH. For presentation purposes (See Note 2), that amount was presented as if the Curetis business has issued such convertible bonds.

Total compensation of key management: Certain amounts of these totals have previously been recharged in the normal course of business. For those amounts not recharged, they have been included in Shareholder contribution in Equity. See note 3.19.

2019

in kEUR
Name	Base salary/ consultancy fee		Annual bonus	Company Car	Share based payments and other incentives		Total remuneration
Johannes Bacher	200	[2]	0	—	12	[3]	212
Dr. Achim Plum	200		0	5	12	[3]	217
Oliver Schacht	240		0	—	14	[3]	254
Total	640		0	5	38		683

2 Includes holiday compensation payouts

3 Expenses recognized for granted ESOP

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2018

in kEUR
Name	Base salary/ consultancy fee		Annual bonus [1]	Company Car	Share based payments and other incentives		Total remuneration
Johannes Bacher	220	[2]	12	—	60	[3]	292
Dr. Achim Plum	200		15	5	60	[3]	280
Oliver Schacht	240		18	—	60	[3]	318
Total	660		45	5	180		890

1 Relates to the bonus for performance year 2018 that was paid in 2019

2 Includes holiday compensation payouts

3 Expenses recognized for granted ESOP

in kEUR	2019	2018
Salaries and other short-term employee benefits	640	705
Post-employment benefits [1]	0	8
Share based payments	38	180
Other	5	5
Total	683	898

1 Post-employment benefits relate to the remuneration of a former managing director

Total compensation of Supervisory Board: Certain amounts of these totals have previously been recharged in the normal course of business. For those amounts not recharged, they have been included in Shareholder contribution in Equity. See note 3.19.

The compensation of Supervisory Board is shown below:

in kEUR	2019	2018
William E. Rhodes	96	105
Dr. Werner Schäfer	78	83
Mario Crovetto	70	64
Prabhavathi Fernandes, PhD	68	53
Dr. Nils Clausnitzer	48	51
Dr. Holger Reithinger	0	-11
Total	360	345
thereof from equity stock options	80	99

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The reason why equity stock options have been granted to the Supervisory Board Members are:

(i) Alignment of strategic interest of Supervisory Board Members with the company and its shareholders.

(ii) Ability to recruit, retain and incentivize Supervisory Board Members in line with what is market standard e.g. in the USA.

Curetis does not grant any loans, advance payments and guarantees to members of the Management and Supervisory Board. There have been no other notable related party transactions.

29.	EVENTS AFTER THE BALANCE SHEET DATE

Subsequent to 31 December 2019:

Transaction Agreement - OpGen Inc.

OpGen Inc. and Curetis N.V. had entered into a Definitive Implementation Agreement on 4 September 2019 which was implemented in full with the closing of the business combination on 1 April 2020.

Yorkville and EIB have agreed to contractual amendments in support of the transaction agreement. See Debt Covenants section below.

Curetis N.V. and OpGen closed business combination transaction on 1st April 2020 and OpGen Inc becomes the new parent company of Curetis GmbH including its subsidiaries Curetis USA Inc and Ares Genetics GmbH. 100% of the share capital of Curetis GmbH including its subsidiaries Curetis USA Inc. and Ares Genetics GmbH were sold by Curetis N.V. to OpGen Inc. (via its subsidiary Crystal GmbH) in exchange for 2,028,208 new shares in OpGen that were transferred to Curetis N.V.. As a result, Curetis N.V. Supervisory Board members Rhodes, Crovetto and Fernandes resigned from the SB of Curetis N.V. to join the Board of Directors of OpGen Inc. Dr. Werner Schaefer, Dr. Rudy Dekeyser, and Dr. Nils Clausnitzer will continue to serve on the Curetis N.V. supervisory board and will therefore no longer be responsible to supervising the management of the combined business of Curetis GmbH.

Debt Covenants

Both the EIB and Yorkville agreements are subject to certain covenants. Since the end of the reporting period Curetis is in breach of covenants for both debt agreements due to the change of control clause of the contract. Subsequently contractual amendments were reached by Curetis and its debt holders EIB and Yorkville in February 2020. By way of the waiver agreement EIB waived certain provisions of the EIB agreement that could have been triggered by the change of control agreement and agreed with OpGen and Curetis that an amendment to the EIB agreements would be negotiated and signed within 90 days of closing of the transaction i.e. by around 30 June 2020. Such amendment amongst other things is expected to include a guarantee by OpGen Inc. in lieu of Curetis N.V.’s previous guarantee for the EIB loan to Curetis GmbH. It is also expected to include an amendment to the calculation of the PPI tranche to allow for calculation of such PPI amounts in the future based on OpGen Inc. market capitalization. Otherwise, the payment terms are expected to remain the same as prior to the breach of covenants.

F-60

Yorkville, OpGen and Curetis N.V. entered into a three-way agreement which assigned the entire remaining unconverted notes to OpGen Inc upon closing of the business combination, specifies 500,000 new OpGen shares to be reserved for future conversions by Yorkville, and furthermore obligates OpGen Inc to file a registration statement for up to 1 million additional OpGen shares. Otherwise, the terms of the agreement remain the same.

COVID-19

The novel coronavirus outbreak could adversely impact our business, financial condition and results of operations.

In December 2019, a strain of novel coronavirus surfaced in Wuhan, China. In January 2020, the World Health Organization declared the novel coronavirus outbreak a “Public Health Emergency of International Concern”. The coronavirus has significantly impacted the global economy, capital markets, and has also impacted our business and operations, including the delay or reduction in commercial adoption by our direct customers as well as distributors as countries and healthcare systems focus on Covid19 rather than other indications. Additionally, given the focus on Covid 19, they do not have the same number of resources required to evaluate and clinically test our diagnostic platforms and solutions. We have begun to see interruptions of our clinical trial activities, regulatory submissions and our supply chain. As a result of the outbreak, certain of our distributors, suppliers, collaboration partners and CMOs have been affected and could experience further closures and labor shortages, which could disrupt their activities. To date we have not faced difficulty sourcing key components necessary to produce our product candidates; however, there is no guarantee we will not face difficulties in the future, which may negatively affect our commercial and clinical product development activities. Even if we are able to find alternate sources for some of these components, they may cost more, which could affect our results of operations and financial position. In addition, the coronavirus outbreak could further delay enrollment in our commercial evaluations of Unyvero LRT as well as other CE IVD marked Unyvero cartridges, clinical studies, and clinical trials due to prioritization of hospital resources toward the outbreak, and some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services.

At this point in time, despite the clear improvements of the COVID-19 pandemic situation seen in many countries around the world, there remains significant uncertainty relating to the potential effect of the novel coronavirus on our business. Infections may become more widespread, including in countries where we are commercializing products directly or via distributors, conducting clinical trials, and manufacturing closures and travel restrictions may remain or worsen, all of which would have a negative impact on our business, financial condition and results of operations. As such there exist significant uncertainties related to the estimated impact on revenue, impairments, availability of employees, liquidity of cash flows, or limitations to cash and financial resources. Furthermore, as the consequences of the coronavirus outbreak are considered a non-adjusting subsequent event, no amounts in the financial statements are affected by the 2020 developments.

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The following events have occurred subsequent to 31 December 2019 that impacted the Curetis Business of Curetis N.V. going forward:

•	In January 2020, Curetis announced the launch of the Unyvero LRT Panel for BAL specimens in the U.S.
•	Curetis and Quaphaco Entered Into Unyvero Distribution Partnership for Vietnam
•	Curetis Group Company Ares Genetics and BGI Group Collaborate to offer Next-Generation Sequencing and PCR -based Coronavirus (2019 n-CoV) Testing In Europe

Holzgerlingen, 15 June 2020

Curetis GmbH

/s/ Oliver Schacht, PhD	/s/ Johannes Bacher
Oliver Schacht, PhD	Johannes Bacher
Managing Director	Managing Director

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Report of Independent Auditors

To the management of Curetis GmbH

We have audited the accompanying combined financial statements of the Curetis business of Curetis N.V., which comprise the combined statements of financial position as of December 31, 2019 and December 31, 2018 and the related combined statements of operations and other comprehensive loss, cash flows and changes in equity for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Curetis business of Curetis N.V. as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

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Emphasis of Matters

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.4 to the combined financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit, and negative cash outflows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2.4. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

As discussed in Note 3.1 to the combined financial statements, the Company changed the manner in which it accounts for leases in 2019. Our opinion is not modified with respect to this matter.

Munich, Germany

June 15, 2020

PricewaterhouseCoopers GmbH
Wirtschaftsprüfungsgesellschaft

/s/ Dietmar Eglauer	/s/ ppa. Andreas Schuster
Wirtschaftsprüfer (German Public Auditor)	Wirtschaftsprüfer (German Public Auditor)

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